Exhibit 10.6

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Copy

LICENSE AGREEMENT

by and between

Zenas BioPharma, Inc.

and

BRISTOL-MYERS SQUIBB COMPANY

Dated as of August 30, 2023

Table of Contents

1.	Definitions and Interpretation	1

2.	Grant of Rights; Non-Compete	15

2.1	License Grants	15
2.2	Sublicensing by Licensee	16
2.3	Retained Rights	17
2.4	Upstream Licenses	17
2.5	Non-Compete	18
2.6	No Other Rights	18
2.7	Technology Transfer	18

3.	Governance	19

3.1	Joint Steering Committee	19
3.2	Subcommittees	20
3.3	Limitations on Authority	20
3.4	Minutes	21
3.5	Alliance Managers	21

4.	Development	21

4.1	General	21
4.2	Development Plan	22
4.3	Local Studies	22
4.4	Global Studies	22
4.5	Development Records	26
4.6	Right to Subcontract Development Activities	27
4.7	Reports of Development Activities	27
4.8	Access to Data	27

5.	Regulatory Matters	27

5.1	General	27
5.2	Regulatory Expenses	28
5.3	Regulatory Filings	28
5.4	Right of Reference	28
5.5	Notice of Meetings	28
5.6	Remedial Actions	29
5.7	Safety Database	29
5.8	No Harmful Actions	30

 i

5.9	Notification of Threatened Action	30

6.	Manufacture and Supply	30

6.1	Clinical Supply	30
6.2	Commercial Supply	31
6.3	Shortfall	32
6.4	Quality Agreements	32
6.5	Licensee Right to Manufacture the Products	33

7.	Commercialization	33

7.1	Commercialization Activities	33
7.2	Commercialization Plan	34
7.3	Commercialization Reports	34
7.4	Diversion	34

8.	Consideration	34

8.1	Upfront Payment	34
8.2	Milestones	35
8.3	Royalty	36
8.4	Royalty Reduction	37
8.5	Taxes and Withholding	37
8.6	Currency; Exchange Rate	38
8.7	Method of Payment; Payment Terms	38
8.8	Record Keeping	38
8.9	Audits	39
8.10	Underpayments/Overpayments	39
8.11	Interest	39
8.12	Offset Rights	39

9.	Covenants	40

9.1	Confidentiality	40
9.2	Compliance with Law	43
9.3	Compliance with Anti-Corruption Policies and Anti-Corruption Laws	43
9.4	[***] Agreement	44

10.	Representations and Warranties	45

10.1	Representations and Warranties of Each Party	45
10.2	Additional Representations, Warranties and Covenants	46
10.3	Representation by Legal Counsel	49

10.4	No Inconsistent Agreements	49
10.5	Disclaimer	50

11.	Intellectual Property	50

11.1	Disclosure	50
11.2	Ownership	50
11.3	Prosecution and Maintenance of Patent Rights	52
11.4	Product Trademarks	52
11.5	Enforcement of Intellectual Property	53
11.6	Third Party Claims	53
11.7	Third Party Patent Challenge	53
11.8	Patent Term Extensions	54
11.9	Patent Marking	54
11.10	Publication Strategy	54
11.11	Privileged Communications	54
11.12	Patent Challenge	54

12.	Government Approvals	55

12.1	Zenas’s and Licensee’s Obligations	55
12.2	Additional Approvals	55

13.	Term and Termination	55

13.1	Term	55
13.2	General Termination Rights	55
13.3	Termination by Licensee	56
13.4	Termination of Xencor Agreement	56
13.5	Effects of Termination	56

14.	Indemnification and Insurance	60

14.1	Indemnification by Zenas	60
14.2	Indemnification by Licensee	60
14.3	Procedure	61
14.4	Insurance	61
14.5	No Consequential Damages	62

15.	Miscellaneous	62

15.1	Assignment	62
15.2	Governing Law	62
15.3	Dispute Resolution	62

15.4	Force Majeure	64
15.5	Waiver	65
15.6	Notices	65
15.7	Entire Agreement	66
15.8	Schedules	66
15.9	No Benefit to Others	66
15.10	Severability	66
15.11	Further Assurance	67
15.12	Publicity	67
15.13	Relationship of the Parties	67
15.14	Affiliates	67
15.15	Expenses	67
15.16	Counterparts	67

Schedule 1.21	Obexelimab
Schedule 1.81	Specified Joint Patent Rights Biomarkers
Schedule 1.95	Zenas Patent Rights
Schedule 2.4	Upstream Licenses
Schedule 4.4.2(g)	Joint Development Plan and Budget [***]

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into on August 30, 2023 (the “Effective Date”), by and between Zenas BioPharma, Inc., a Delaware corporation (formerly known as Zenas BioPharma (Cayman) Limited, an exempted company organized under the laws of the Cayman Islands) (“Zenas”), and Bristol-Myers Squibb Company, a Delaware corporation (“Licensee”). Zenas and Licensee may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Zenas owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the research, development and manufacture of the Compound (as defined below); and

Subject to the terms and conditions of this Agreement, Zenas wishes to grant to Licensee, and Licensee wishes to receive from Zenas, an exclusive license to develop, commercialize and manufacture the Compound and Products in the Field in the Territory.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.       Definitions and Interpretation.

The following terms shall have the meanings ascribed to them below:

1.1        “Accounting Standard” means United States generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards, as consistently applied by Licensee, its Affiliates or Sublicensees, or Zenas or its Affiliates, as applicable.

1.2        “Active Ingredient” means the clinically active material(s) that provide pharmacological activity in a pharmaceutical product (excluding, for the avoidance of doubt, formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.3        “Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that is administered a Product, as designated in any Applicable Laws and that is required to be reported to a Regulatory Authority.

1.4        “Affiliate(s)” means any entity directly or indirectly controlled by, controlling, or under common control with, a Person, at any time (and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date) but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) to own, directly or indirectly, more than fifty percent (50%) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

1.5         “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.6        “Antibody” means any antibody, whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of another antibody or otherwise; any fragment of any of the foregoing; and any chemically modified versions of the foregoing antibodies (including versions that are conjugated with another chemical entity, such as a drug or toxin; pegylated versions (regardless of whether containing amino acid substitutions in order to achieve pegylation); and other chemically modified versions).

1.7        “Applicable Laws” means all applicable laws, statutes, ordinances, regulations, rules, mandatory guidelines or orders of any kind whatsoever of any Government Authority or Regulatory Authority in any country or regulatory jurisdiction that may be in effect from time-to-time.

1.8        “Biosimilar Product” means, with respect to a Product that has received Regulatory Approval in the Territory, a biologic therapeutic sold by a Third Party not authorized by or on behalf of Licensee, its Affiliates or Sublicensees containing the same amino acid sequence as such Product, to permit such biologic therapeutic, on the basis of such prior Regulatory Approval granted to such Product, to be marketed in the Territory as a “biosimilar” or “interchangeable” product pursuant to Applicable Laws in the Territory.

1.9        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Tokyo, Japan, Boston, Massachusetts or New York, New York are required or authorized by law or executive order to be closed.

1.10      “Calendar Quarter” means each of the three (3) consecutive month periods ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.11      “Calendar Year” means each twelve (12) month period ending December 31st; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.12      “[***] Agreement” means the [***] as such agreement may be amended or restated from time to time, certain obligations under which were assumed by Zenas [***].

1.13       “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which would result in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.14      “Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof, including case report forms) derived or generated in any Clinical Study involving the Compound or Product conducted by or on behalf of either Party.

1.15      “Clinical Study” means a human clinical trial for the Compound or a Product and any other tests and studies for the Compound or a Product in human subjects.

1.16      “CMC” means chemistry, manufacturing and controls.

1.17      “Commercialization” means any and all activities directed to marketing, promoting, distributing, importing or selling a product, including obtaining pricing and reimbursement approvals. When used as a verb, “Commercialize” means to engage in Commercialization. For the avoidance of doubt, Commercialization does not include Development and Manufacturing.

1.18      “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those [***] efforts to accomplish such objective that [***] would use to accomplish a similar objective under similar circumstances exercising reasonable business judgment. With respect to Licensee’s efforts in connection with the Development, Manufacture or Commercialization of the Compound or a Product hereunder, Licensee shall be deemed to have exercised Commercially Reasonable Efforts [***]. Without limiting the foregoing, Commercially Reasonable Efforts [***].

1.19      “Companion Diagnostic” means any product or service that: (a) identifies a person having a disease or condition or a molecular genotype or phenotype that predisposes a person to such disease or condition, in each case, for which a Compound or Product could be used to treat or prevent such disease or condition; (b) defines the prognosis or monitors the progress of a disease or condition in a person for which a Compound or Product could be used to treat or prevent such disease or condition; (c) is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential such therapeutic or prophylactic regimen involves a Compound or Product, and where the selected regimen is determined to likely be effective or to be safe for a person, based on the use of such product or service; or (d) is used to confirm a biological activity or to optimize dosing or the scheduled administration of a Compound or Product.

1.20      “Competing Product” means [***].

1.21      “Compound” means (a) Zenas’s proprietary CD19 antibody known as obexelimab, having the amino acid sequences set forth in Schedule 1.21 (“Obexelimab”), and (b) any Derivative.

1.22      “Confidential Information” means, with respect to a Party, all confidential and proprietary information (and all tangible and intangible embodiments thereof), that is disclosed by such Party to the other Party under this Agreement whether in writing, orally, electronically, visually, or by other means and whether or not designated as confidential in writing by such Party, whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by such Party to the other Party. For clarity, any information, including Know-How, developed or generated in the course of a Receiving Party’s performance under this Agreement based, in whole or in part, on Confidential Information of the Disclosing Party will constitute Confidential Information of both the Receiving Party and the Disclosing Party, unless otherwise specified.

1.23      “Control” or “Controlled” means, (a) with respect to any Intellectual Property right of a Party, that the Party owns or has a license to such Intellectual Property right (other than pursuant to this Agreement) and has the ability to grant access, a license, or a sublicense to such Intellectual Property right to any other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party; provided, however, that, with respect to any Intellectual Property right obtained by a Party from a Third Party after the Effective Date, such Party shall be deemed to Control such Intellectual Property right only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, unless the other Party agrees in advance of any grant of rights thereto to pay such royalties or other consideration arising as a result such Party’s or its Affiliate’s or Sublicensee’s use or practice of such Intellectual Property right under this Agreement, or (b) with respect to any materials or other tangible Know-How, the legal authority or right to physical possession of such materials or tangible Know-How, with the right to provide such materials or tangible Know-How to the other Party on the terms set forth herein. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a)-(b) that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control, unless (i) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Intellectual Property or proprietary rights towards a product, or (ii) after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses any such Intellectual Property or proprietary rights towards a product in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((i) and (ii)), such Intellectual Property or proprietary rights towards a product will be deemed to be “Controlled” by such Party for purposes of this Agreement.

1.24      [***]

1.25      “Cover” means, with respect to a particular subject matter at issue and a Patent Right, that, but for rights granted to a Person under such Patent Right, the manufacture, use, sale, offer for sale, importation or exportation of such subject matter would infringe a Valid Claim (including, if applicable, in the case of an application that has not issued, if such Valid Claim were issued without amendment) included in such Patent Right.

1.26      “Derivative” means a modified or derivative form of [***].

1.27      “Development” means, with respect to a product, all activities relating to the pre-clinical and clinical development of such product, and all development activities relating to applying for and obtaining Regulatory Approval for such product, including preclinical testing, test method development and stability testing, toxicology, formulation, clinical trials, statistical analysis and report writing. Development shall not include Manufacturing, Commercialization, or scientific research not intended for inclusion in a Regulatory Filing, but with respect to Licensee, shall specifically include activities relating to research and creation of Derivatives and Companion Diagnostics. When used as a verb, “Develop” means to engage in Development.

1.28      “Development Costs” means with respect to any Joint Global Study for any period, the direct out-of-pocket costs (including non-recoverable indirect taxes) [***].

1.29      “Ex-Territory Development Activities” means Development activities (other than Clinical Studies) conducted by Licensee or its Affiliate outside the Territory that are necessary to support Local Studies or activities assigned to Licensee under a Joint Global Study.

1.30      “Executive Officers” means (a) with respect to Zenas, the Chief Executive Officer of Zenas or his or her designee, and (b) with respect to Licensee, (i) for a Development-related issue, its Executive Vice President and Chief Medical Officer or his or her designee, (ii) for a Commercialization-related issue, its Executive Vice President, Chief Commercial Officer or his or her designee and (iii) for a Manufacturing-related issue, its Executive Vice President, Global Product Development and Supply or his or her designee.

1.31      “Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, use, have used, sell, have sold, offer for sale or have offered for sale, including to Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.32      “FD&C Act” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.33      “Field” means all uses in any treatment, palliation, diagnosis or prevention of any disease, disorder or condition or symptoms adverse to human or animal health.

1.34      “Finished Product” means Product packaged and labelled for a country or jurisdiction in the Territory [***].

1.35      “First Commercial Sale” means, with respect to a Product in the Territory, the first sale of such Product by a Party, its Affiliate or its Sublicensee under this Agreement to a Third Party in the Territory for end use or consumption in the Field in an arms’ length transaction, after such Product has been granted Regulatory Approval [***] by the applicable Government Authority in the Territory. [***].

1.36      “Global Study” means a Clinical Study designed to obtain Regulatory Approvals for a Product in multiple jurisdictions through the conduct of such Clinical Study in multiple jurisdictions in accordance with a common protocol.

1.37      “Global Non-Registrational Trial” means a Global Study that includes clinical sites in the Territory and outside the Territory that is not intended by Zenas to be a Registrational Trial for any jurisdiction where clinical sites are located.

1.38      “Global Registrational Trial” means a Global Study that includes clinical sites in the Territory and outside the Territory that is intended by Zenas to be a Registrational Trial for a jurisdiction outside the Territory but is not intended to be a Registrational Trial for any jurisdiction in the Territory.

1.39      “Good Clinical Practice” or “GCP” means Applicable Laws and applicable ICH guidelines for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including (a) 21 C.F.R. Parts 11, 50, 54, 56, 312, 314 and 320, and (b) any analogous Applicable Laws and guidelines in the Territory.

1.40      “Good Laboratory Practice” or “GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biopharmaceuticals, including as set forth in (a) the then-current good laboratory practice standards promulgated or endorsed by the US FDA, as defined in 21 C.F.R. Part 58, and (b) in any analogous Applicable Laws and standards in the Territory.

1.41      “Good Manufacturing Practice” or “GMP” means Good Manufacturing Practice and General Biological Products Standards, as promulgated under and in accordance with (a) the FD&C Act (including 21 C.F.R. Parts 210, 211 and 600-680), and (b) any analogous Applicable Laws and guidelines in the Territory.

1.42      “Government Authority” means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any governmental Person or entity exercising the functions of any of these. For clarity, any Regulatory Authority shall be a Government Authority.

1.43      “Government Official” means any Person employed by or acting in an official capacity on behalf of a Government Authority, Government Authority-controlled entity or public international organization; any political party, party official or candidate; any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and any Person who is an authorized intermediary of any of the foregoing.

1.44      “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.45      “IND” means an Investigational New Drug application as defined in the FD&C Act, or a clinical trial authorization application for a pharmaceutical product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of such pharmaceutical product in humans in such jurisdiction.

1.46      “Indication” means a separate and distinct disease or medical condition in humans (including having a separate histology) [***]. For clarity, if Licensee obtains a [***].

1.47      “Intellectual Property” means all proprietary rights of any kind or nature, including Patent Rights, Know-How, Trademarks and copyrights.

1.48      “Invented” means the act of invention by inventors, as determined in accordance with the patent laws of the United States.

1.49      “Joint Intellectual Property” means the Joint Know-How, the Joint Patent Rights, and all intellectual property rights therein.

1.50      “Joint Know-How” means any Know-How that is identified, discovered, authored or developed jointly by or on behalf of Zenas or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand under this Agreement, in each case other than Know-How included within the Product Inventions.

1.51      “Joint Patent Rights” means all Patent Rights that claim (i) inventions Invented under this Agreement that are made jointly by or on behalf of Zenas or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, during the Term, or (ii) Joint Know-How, in each case other than Patent Rights included within the Product Inventions.

1.52      “Know-How” means all discoveries, data, information (including scientific, technical or regulatory information), trade secrets, processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, or other know-how, including pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies. Know-How does not include Patent Rights.

1.53      “Knowledge” means, the actual knowledge, after reasonable inquiry, of Zenas’s officers as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934 (or amendment thereto or replacement or successor law) as of the Effective Date.

1.54      “Licensee Flow-Through Patent Rights” means any and all Licensed Patents (as defined in the [***] Agreement) and Post-Sublicensing Licensed Patents (as defined in the [***] Agreement) Controlled by Licensee or its Affiliates or Sublicensees after the Effective Date.

1.55      “Licensee Intellectual Property” means the Licensee Know-How, the Licensee Patent Rights, the Licensee Product Marks, and all intellectual property rights therein.

1.56      “Licensee Know-How” means all Know-How that is Controlled by Licensee or its Affiliates as of the Effective Date or during the Term that (a) is actually incorporated by Licensee or its Affiliates into the Compound or Products, and (b) is necessary for the Development, Manufacture, or Commercialization of the Compound or Product in the applicable territory. For clarity, Know-How that is used by Licensee only to Commercialize and not to Develop or Manufacture the Compound and Product will not be regarded as Licensee Know-How.

1.57      “Licensee Patent Rights” means all Patent Rights Controlled by Licensee or its Affiliates as of the Effective Date or during the Term that (a) Cover the Compound or Products as Commercialized by Licensee in the Territory, together with foreign equivalents of such Patent Rights outside the Territory, or (b) Cover Licensee Know-How in the applicable territory.

1.58      “Lien” means any mortgage, pledge, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

1.59      “Local Study” means any Clinical Study for the Product in the Field and which (a) Licensee elects to conduct and is conducted by or on behalf of Licensee in the Territory, and (b) does not include clinical sites in any country or jurisdiction outside the Territory.

1.60      “Manufacturing” means any and all activities directed to making, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping or storage of a product (or any ingredient thereof). When used as a verb, “Manufacture” means to engage in Manufacturing. For the avoidance of doubt, Manufacturing does not include Commercialization or Development.

1.61      “Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in the Territory.

1.62      “MHLW” means the Ministry of Health, Labour and Welfare of Japan, and any successor agency(ies) or authority thereto having substantially the same function.

1.63      “[***] Agreement” means the Collaboration and License Agreement entered into by [***], as such agreement may be amended or restated from time to time.

1.64      “Net Sales” means, with respect to a Product for any period, the gross amount invoiced for sales of such Product during such period by Licensee, its Affiliates or Sublicensees to Third Parties (including distributors) in the Territory, in bona fide arm’s length transactions, less the following deductions, in each case related specifically to such Product and actually incurred, paid or accrued by, and not otherwise recovered by or reimbursed to, Licensee, its Affiliates or Sublicensees:

1.64.1       [***]

1.64.2       [***]

1.64.3       [***]

1.64.4       [***]

1.64.5       [***]

1.64.6       [***]

1.64.7       [***]

1.64.8       [***]

(a)       [***]

(b)       [***]

(c)       [***]

(d)       [***]

1.65      “Patent Right” means any and all: (a) patent applications filed under Applicable Laws in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (b) all patents-of-addition, reissues, reexaminations and adjustments, extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (c) inventor’s certificates; (d) any other form of government-issued right substantially similar to any of the foregoing; and (e) United States and foreign counterparts of any of the foregoing.

1.66      “Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent Right protection beyond the initial term with respect to any granted Patent Rights.

1.67      [***]

1.68      “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.69      “Phase I Clinical Trial” means a human clinical trial in a country, the principal purpose of which is preliminary determination of the safety, metabolism, and pharmacokinetic properties and clinical pharmacology of a compound alone or in combination with other agents, in healthy individuals or patients, and to determine that such compound elicits reproducible and sustained pharmacodynamic changes in biopsy samples of tissues intended to be the site of action to satisfy the requirements of 21 C.F.R. §312.21(a), or similar clinical study in a country other than the U.S. and in order to support advancement to Phase II Clinical Trials. Portions of the “Phase I Clinical Trial” may necessitate study in a reasonably well defined, homogeneous population of subjects with respect to a particular Indication to better understand pharmacodynamic changes and potential preliminary clinical activity but in a relatively small group of subjects.

1.70      “Phase II Clinical Trial” means a human clinical trial in a country, the principal purpose of which is a preliminary determination of the efficacy and safety of a compound or product either alone or in combination with other agents for an Indication in a in a well-defined, homogeneous population of patients being studied, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of such compound or product (dose and dose regimen) for such Indication, as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the U.S. A Phase II Clinical Trial is prospectively designed, including with standard of care comparator control group(s), if available or recommended by an applicable Regulatory Authority, to generate data to support commencing a Phase III Clinical Trial. For clarity, “Phase II Clinical Trial” excludes any Phase I Clinical Trial.

1.71      “Phase III Clinical Trial” means a human clinical trial in a country prospectively designed the principal purpose of which is to demonstrate statistically that a compound or product is safe and efficacious either alone or in combination with other agents, in a well-defined, homogeneous population of subjects for its intended use for an Indication, and to determine warnings, precautions, and adverse reactions that are associated with such compound or product in the dosage range to be prescribed, and in a manner sufficient (whether alone or together with data from a planned second Phase III Clinical Trial) to support Regulatory Approval of the compound or product for such Indication or label expansion of the compound or product as described in 21 C.F.R. §312.21(c), or similar clinical study in a country other than the U.S.

1.72      “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan, and any successor agency(ies) or authority thereto having substantially the same function.

1.73      “Post-Study Drug Access Plan” means, with respect to a Clinical Study, a plan to make the Product, subject to Applicable Law, available to trial patients after completion or termination of such Clinical Study through which such Product has been found to be beneficial to such trial patients during such Clinical Study.

1.74      “Product” means, in relation to the Compound, any biological product in finished form that contains the Compound and all presentations, formulations, dosages and dosage forms thereof; provided that a Product does not include any proprietary Active Ingredient of Zenas or any of its Affiliates (or any product containing such an Active Ingredient) other than the Compound.

1.75      “Reference Data” means all data generated relating to the Compound or Products in the Field, including preclinical data, Clinical Data, safety data and CMC data contained in or referenced in any Regulatory Filings pertaining to the Product in the Field submitted by or on behalf of a Party, its Affiliates, or licensees, and all corresponding documentation Controlled by such Party as of the Effective Date or at any time during the Term.

1.76      “Registrational Trial” means a human clinical trial of a compound or product in any country that (a) is a Phase III Clinical Trial or (b) is otherwise intended to provide sufficient efficacy and safety data to support the filing of an MAA that the applicable Regulatory Authority has agreed (as evidenced by definitive written correspondence, which may include meeting minutes, letters, email correspondence or other written correspondence) could serve as the basis for a Regulatory Approval (which may include an accelerated Regulatory Approval) even if such trial is a Phase I Clinical Trial or Phase II Clinical Trial.

1.77      “Regulatory Approval” means the approval(s) and authorization(s) of a Regulatory Authority in a country or regulatory jurisdiction necessary to Develop, Manufacture or Commercialize a product in such country or regulatory jurisdiction (including pricing and reimbursement approval, where required), prior to the commencement of manufacture, sales, and distribution in such country or regulatory jurisdiction (excluding compassionate use sales and other similar sales for which a limited approval is granted).

1.78      “Regulatory Authority” means the MHLW, PMDA, US FDA, or any Government Authority with similar regulatory authority (i.e., involved in granting Regulatory Approvals) in any other country or regulatory jurisdiction anywhere in the world.

1.79      “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product in the Territory, other than a Patent Right (potentially including new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other Regions), in each case, that confers exclusive rights to Licensee, its Affiliates or Sublicensees, as applicable to market such Product in the Territory.

1.80      “Regulatory Filings” means applications for Regulatory Approval, notifications, communications, correspondence, meeting minutes, registrations, and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture or Commercialize a product in a country or regulatory jurisdiction, whether obtained before or after a Regulatory Approval in such country or regulatory jurisdiction, including investigative new drug applications and MAAs, and amendments, renewals and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs and packaging for a product in a particular country or regulatory jurisdiction.

1.81      “Specified Joint Patent Rights” means any Joint Patent Rights with one or more claims claiming an invention involving the use of one or both of the biomarkers set forth in Schedule 1.81 (in each case, either alone or in combination with other biomarkers) in the Field.

1.82      “Territory” means Japan, South Korea, Taiwan, Singapore, Hong Kong and Australia.

1.83      “Third Party” means any Person other than Zenas and its Affiliates, and Licensee and its Affiliates.

1.84      “Trademark” means any trademark, trade name, service mark, service name, brand, trade dress, slogan or other indicia of origin or ownership, including registrations and applications therefor and the goodwill associated with each of the foregoing.

1.85      “Upstream Licenses” means the [***] all as attached hereto in Schedule 2.4.

1.86      “Upstream Licensors” means the counterparties of the Upstream Licenses.

1.87      “US” means the United States.

1.88      “US FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.89      “Valid Claim” means a claim of a Patent Right, which has not expired, been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Government Authority of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or other final, irrevocable action; [***].

1.90      “Xencor Agreement” means the License Agreement entered into by Xencor, Inc. and Zenas dated May 27, 2021, as such agreement may be amended or restated from time to time.

1.91      [***] Program Antibodies” shall have the meaning ascribed to such term in the [***] Agreement as of the Effective Date.

1.92      “Zenas Intellectual Property” means the Zenas Know-How, the Zenas Patent Rights, the Zenas Product Marks, and all intellectual property rights therein.

1.93      “Zenas Know-How” means all Know-How Controlled by Zenas or its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for (a) the Manufacture, Development or Commercialization of the Compound or Products in the Field in the Territory and (b) (i) Manufacture by Licensee or its Affiliates of the Compound or Products in the Field outside the Territory, or (ii) the conduct of Ex-Territory Development Activities, in each case ((i) and (ii)) in accordance with this Agreement.

1.94      “Zenas Manufacturing Know-How” means all Know-How Controlled by Zenas or its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Manufacturing, not Development or Commercialization, of the Compound or Products in the Field.

1.95      “Zenas Patent Rights” means all Patent Rights Controlled by Zenas or its Affiliates as of the Effective Date or during the Term that (a) Cover the Development, Manufacture or Commercialization of the Compound or Products in the Field in the Territory, (b) Cover (i) the Manufacture by Licensee or its Affiliates of the Compound or Products in the Field outside the Territory, or (ii) the conduct of Ex-Territory Development Activities, in each case ((i) and (ii)) in accordance with this Agreement, or (c) are otherwise necessary or reasonably useful for the Development, Manufacture or Commercialization of the Compound or Products in the Field in the Territory. For the avoidance of doubt, Zenas Patent Rights exclude any Joint Patent Rights. The Zenas Patent Rights existing as of the Effective Date are set forth on Schedule 1.95, which schedule shall be updated once per Calendar Year during the Term upon the request of Licensee.

1.96      Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Acquirer	Section 2.5.2
Acting Improperly	Section 9.3.1(b)
Agreement	Preamble
Anti-Corruption Policies	Section 9.3
Alliance Manager	Section 3.5
Arbitral Tribunal	Section 15.3.3
Claimant	Section 15.3.3
Clinical Supply Agreement	Section 6.1
Commercial Supply Agreement	Section 6.2
Commercialization Plan	Section 7.2
Competing Activities	Section 2.5.2
Development Plan(s)	Section 4.2
Disclosing Party	Section 9.1.1
Dispute	Section 15.3.1
Effective Date	Preamble
Election Period	Section 4.4.2(a)
Force Majeure Event	Section 15.4
Force Majeure Party	Section 15.4
ICC Rules	Section 15.3.2
Indemnified Party	Section 14.3
Indemnifying Party	Section 14.3
Infringement	Section 11.5.1
Infringement Remedy	Section 11.5.2(a)
Joint Development Plan	Section 4.4.2(a)
Joint Development Plan Budget	Section 4.4.2(a)
Joint Global Study	Section 4.4.2(a)
Joint Steering Committee/JSC	Section 3.1
Liability	Section 14.1
Licensee	Preamble
Licensee Indemnified Party	Section 14.1
Licensee Inventions	Section 11.2.1
Licensee Product Marks	Section 11.4.2
Licensee Representatives	Section 9.3
Local Law Issue	Section 4.4.2(a)

Manufacturing Transfer Election	Section 6.5.1
Manufacturing Transfer Notice	Section 6.5.2
Manufacturing Transfer Plan	Section 6.5.2
Non-Transferred Regulatory Approvals	Section 13.5.2(b)
Obexelimab	Section 1.21
Party(ies)	Preamble
Patent Challenge	Section 11.12
Permitted Overrun	Section 4.4.6
Persistent Supply Failure	Section 6.5.1(b)
Pharmacovigilance Agreement	Section 5.7
Product Inventions	Section 11.2.1
Proposing Party	Section 11.10
Prosecute	Section 11.3.1(a)
Quality Agreement	Section 6.5
Receiving Party	Section 9.1.1
Recipients	Section 9.1.1
Remedial Action	Section 5.6
Respondent	Section 15.3.3
Royalty Term	Section 8.3.2
Shared Development Costs	Section 4.4.5(b)
SOPs	Section 4.4.2(a)
Sublicense	Section 2.2.2
Sublicensee	Section 2.2.2
Term	Section 13.1
Third Party Patent Challenge	Section 11.7.2
Upfront Payment	Section 8.1
Working Group	Section 3.2
Zenas	Preamble
Zenas Global Study	Section 4.4.7
Zenas Indemnified Party	Section 14.2
Zenas Inventions	Section 11.2.1
Zenas Patent Challenge	Section 11.7.1
Zenas Product Marks	Section 11.4.1
Zenas Transferee	Section 13.5.2(a)

1.97       Interpretation.

1.97.1       The phrase “directly or indirectly” means directly or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

1.97.2       Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa, and the word “or” has the inclusive meaning represented by the phrase “and/or.”

1.97.3       Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

1.97.4       “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

1.97.5       The word “will” shall be construed to have the same meaning and effect as the word “shall.”

1.97.6       References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

1.97.7       References to this Agreement include the Schedules, which form an integral part hereof. A reference to any Section or Schedule is, unless otherwise specified, to such Section or Schedule to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular clause hereof, or Schedule hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.97.8       Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

1.97.9       References to writing and written include any mode of reproducing words in a legible and non-transitory form, including e-mails and faxes.

1.97.10      References to any Joint Patent Right(s) is inclusive of any Specified Joint Patent Right(s).

1.98       Language. This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

2.       Grant of Rights; Non-Compete.

2.1       License Grants.

2.1.1       By Zenas. Subject to the terms and conditions of this Agreement, Zenas hereby grants to Licensee:

(a)       subject to the following sentence, (i) an exclusive (even as to Zenas and its Affiliates, except to the extent necessary for Zenas and its Affiliates to perform its obligations hereunder or as set forth in Section 2.3), royalty-bearing, sublicensable (through multiple tiers, subject to Section 2.2), and non-transferable (except as permitted under Section 15.1) license under the Zenas Patent Rights and Zenas’s interests in Joint Patent Rights and Specified Joint Patent Rights, and (ii) a non-exclusive payment bearing license under the Zenas Know-How, in each case, to (1) Develop, Manufacture (subject to Article 6), Commercialize or otherwise Exploit the Compound and Products in the Field in the Territory, (2) Manufacture (subject to Article 6) the Compound and Products outside of the Territory solely to use, have used, sell, have sold, offer for sale, have offered for sale, import and have imported the Compound and Products in the Field in the Territory, and (3) conduct Ex-Territory Development Activities; and

(b)       a non-exclusive, royalty-free, sublicensable (through multiple tiers, subject to Section 2.2), and non-transferable (except as permitted under Section 15.1) license under the Zenas Patent Rights, Zenas’s interests in Joint Patent Rights, and Zenas Know-How, in each case, to Develop, Manufacture (subject to Article 6), Commercialize, or otherwise Exploit Companion Diagnostics in the Field in the Territory.

Zenas’s license to Licensee pursuant to Section 2.1.1(a)(i) above shall be non-exclusive (rather than exclusive) to the extent required under any Upstream Licenses.

2.1.2       [***]

2.2       Sublicensing by Licensee.

2.2.1       Sublicensing. Licensee shall be permitted to sublicense (through multiple tiers) its rights under Section 2.1 in relation to any Compound or Product to its Affiliates without notice or consent. Licensee shall be permitted to sublicense (through multiple tiers) its rights under Section 2.1 in relation to any Compound or Product to any Third Party, subject to Sections 2.2.2, 2.4 and 9.4; provided, that any sublicense to a Third Party (other than a Third Party subcontractor or service provider) shall require Zenas’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

2.2.2       Sublicense Requirements. Each sublicense granted pursuant to this Section 2.2 (each, a “Sublicense”) shall: (a) be in writing; (b) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (c) require its Affiliates, or the Third Party who is a party to such Sublicense (such party, the “Sublicensee”) to assign Intellectual Property in accordance with Section 11.2.2; (d) require the Sublicensee to comply with the Anti-Corruption Laws and the Anti-Corruption Policies; and (e) only be granted pursuant to an arm’s length transaction for fair market value consideration (except for Sublicenses granted (i) to Licensee’s Affiliates for (and only for) so long as such Affiliates remain Licensee’s Affiliates, or (ii) to Licensee’s subcontractors solely for purpose of performing Licensee’s obligations under this Agreement). Licensee will provide Zenas with a written notice of any sublicense granted by Licensee pursuant to this Section 2.2 to any Affiliates or Third Party (not including subcontractors of Licensee) no later than [***] after the effective date thereof and will provide Zenas with a true and complete copy of each Third Party sublicense agreement, except that Licensee may redact any confidential or proprietary information contained therein (including financial terms) that is not necessary for Zenas to determine compliance with this Agreement. Licensee shall remain liable for, and obligated to, perform all of its obligations under this Agreement and shall be liable for the performance of, and any acts, omissions or breaches by, each of its Sublicensees. Licensee shall ensure that each of its Sublicensees complies with all relevant provisions of this Agreement. For the avoidance of doubt, (i) Licensee will remain directly responsible for all amounts owed to Zenas under this Agreement, and (ii) Licensee shall cause each Sublicensee (including each tier of Sublicensee) to be subject to the negative and restrictive covenants set forth in Section 2.1.2. Licensee hereby expressly waives any requirement that Zenas exhaust any right, power or remedy, or proceed against a Sublicensee, for any obligation or performance hereunder prior to proceeding directly against Licensee.

2.3       Retained Rights.

2.3.1       Notwithstanding the exclusivity of the licenses under the Zenas Patent Rights and Zenas’s interest in the Joint Patent Rights and the Specified Joint Patent Rights granted by Zenas to Licensee under Section 2.1, Zenas hereby retains the right under the Zenas Patent Rights and Zenas’s interest in the Joint Patent Rights and the Specified Joint Patent Rights in the Field (a) as necessary to exercise its rights or perform its obligations under this Agreement, (b) to Develop (subject to Section 4.4) and Manufacture the Compound and Products in the Field in the Territory, or (c) to Develop, Manufacture and Commercialize the Compound and Products outside the Territory.

2.3.2       For clarity, Zenas (a) retains the exclusive right to practice and license Zenas Intellectual Property outside the scope of the licenses granted to Licensee under Section 2.1, and (b) covenants not to Develop, Manufacture, Commercialize or otherwise Exploit the Compound or Products in the Field in the Territory except as expressly contemplated under this Agreement.

2.4       Upstream Licenses.

2.4.1       Licensee acknowledges and agrees that (a) Zenas obtained the rights to certain Zenas Intellectual Property under the Upstream Licenses, and (b) the licenses granted by Zenas to Licensee under Section 2.1 with respect to such Zenas Intellectual Property constitute sublicenses under the Upstream Licenses and are subject and subordinate to the terms and conditions of the Upstream Licenses. Licensee shall comply with all terms and conditions of the Upstream Licenses existing as of the Effective Date that are applicable to Licensee as a sublicensee, subject, with respect to the Xencor Agreement, to any modifications or deviations contained in this Agreement, as consented to by Xencor on August 30, 2023. Zenas will promptly notify Licensee if it has knowledge, or receives written notice from the counterparty to any Upstream License, or it has reason to believe, that Licensee has taken or may take, any action or has failed or may fail, to take any action that does not, or would not, comply with an Upstream License.

2.4.2       As between the Parties, Zenas shall be solely responsible for any and all payments payable to the respective Upstream Licensors under each applicable Upstream License.

2.4.3       Zenas has provided a copy of this Agreement to Xencor, as is required under the Xencor Agreement, and Xencor has consented to Zenas entering into this Agreement on the terms and conditions set forth herein.

2.4.4       A copy of the Upstream Licenses are attached hereto in Schedule 2.4.

2.4.5       For clarity, the right of Zenas to terminate this Agreement for a breach of this Section 2.4 is subject to the provisions of Section 13.2.1.

2.5       Non-Compete.

2.5.1       Non-Compete Obligation of Licensee. During the Term [***], Licensee shall not, for itself or, with, through or for any Third Party, without the prior written consent of Zenas, Develop, Manufacture, or Commercialize any Competing Products in the Territory, except that Licensee may Develop (including in combination trials with other products or Active Ingredients that are not the Compound hereunder), Manufacture, or Commercialize the Compound and the Products in the Territory as contemplated under this Agreement. Licensee represents and warrants that it is in compliance with this Section 2.5.1 as of the Effective Date.

2.5.2       Non-Compete Obligation of Zenas. Consistent with Zenas’s obligations under Section 2.5.1 of the Xencor Agreement, during the Term [***], Zenas shall not, for itself or, with, through or for any Third Party, without the prior written consent of Licensee, Develop, Manufacture (except as set out in this Agreement), or Commercialize any Competing Products in the Territory, except that Zenas may Develop (including in combination trials with other products or Active Ingredients that are not the Compound hereunder) or Manufacture the Compound and the Products in the Territory as contemplated under this Agreement. Zenas represents and warrants that it is in compliance with this Section 2.5.2 as of the Effective Date.

2.5.3       Change of Control of a Party. In the event that either Party or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”), [***].

2.5.4       Reasonable Covenants. The Parties agree that the duration and scope of the covenants set forth in this Section 2.5 are reasonable. In the event that the arbitrator or any court determines that the duration or scope of any such provision is unreasonable and that any such provision is to that extent unenforceable, the Parties agree that such provision shall remain in full force and effect for the greatest time period and to the greatest scope that would not render it unenforceable. The Parties intend that the provisions of this Section 2.5 shall be deemed to be a series of separate covenants, one for each and every product and jurisdiction where such provision is intended to be effective.

2.6       No Other Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise. All rights not expressly granted by either Party to the other hereunder are reserved.

2.7       Technology Transfer. Zenas shall provide or make available to Licensee a copy of tangible embodiments of all Zenas Know-How which exists as of the Effective Date, is in Zenas’s possession or control and has not previously been provided or made available to Licensee (other than Zenas Manufacturing Know-How, which shall be transferred in accordance with Section 6.5), which provision or access shall occur in a manner (including through access to an electronic data room) and following a reasonable schedule proposed by Zenas and agreed by the JSC. During the Term, each Party will make available to other Party a copy of tangible embodiments of additional Zenas Know-How (with respect to Zenas) (with respect to additional Zenas Manufacturing Know-How, only after the transfer contemplated by the Manufacturing Transfer Plan as set forth in Section 6.5.2) and Licensee Know-How (with respect to Licensee), in each case, other than any Reference Data, that such Party or its Affiliates comes to Control after the Effective Date, to the extent that such Zenas Know-How or Licensee Know-How, as applicable (i) comes to such Party’s attention (or is reasonably requested by the other Party) and (ii) has not previously been provided or made available to the other Party.

3.       Governance.

3.1       Joint Steering Committee.

3.1.1       Establishment of JSC. Promptly but in no event later than [***] after the Effective Date, the Parties will establish a joint steering committee to act as a forum to review, discuss and oversee activities under this Agreement related to the Development, Manufacturing, and Commercialization of the Products in or for the Territory as set forth herein (the “Joint Steering Committee” or “JSC”). The JSC will consist at all times of an equal number of representatives of each of Zenas and Licensee. Each Party will initially appoint [***]. The JSC membership and procedures are further described in this Section 3.1. Each Party may at any time appoint different JSC representatives by written notice to the other Party.

3.1.2       Membership of JSC. Each of Zenas and Licensee will designate representatives with appropriate expertise and ongoing familiarity with the Compound and Products to serve as members of the JSC. Each of Zenas and Licensee will select from their representatives a co-chairperson for the JSC, and each Party may change its designated chairperson from time to time upon written notice to the other Party. The co-chairpersons, with assistance and guidance from the Alliance Managers, will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons will call a meeting of the JSC promptly upon the reasonable written request of either co-chairperson to convene such a meeting. The role of the co-chairpersons will be to convene and preside at meetings of the JSC and to ensure that the Alliance Managers prepare minutes, but the co-chairpersons will have no additional powers or rights beyond those held by the other JSC representatives. Employees or consultants of a Party who are not representatives of such Party on the JSC may attend meetings of the JSC with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that such attendees (a) will not vote or otherwise participate in the decision-making process of the JSC and (b) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Section 9.1.

3.1.3       Role of JSC. In addition to its overall responsibility for monitoring and providing a forum to discuss and oversee the Parties’ activities under this Agreement, the JSC will be responsible for:

(a)       [***]

(b)       [***]

(c)       [***]

(d)       [***]

(e)       [***]

(f)       [***]

(g)       [***]

(h)       [***]

(i)       [***]

(j)       [***]

(k)       [***]

(l)       [***]

(m)       [***]

As needed, the JSC will establish Working Groups in accordance with Section 3.2 that will report to the JSC to further the objectives and intent of this Agreement.

3.1.4       JSC Meetings. The JSC will meet at least [***] at such times and places as the co-chairpersons may determine. The meetings of the JSC may be by telephone or any other method determined by the JSC. Each Party will bear its own costs associated with attending such meetings, including any costs relating to travel or such Party’s participation in such meetings.

3.1.5       Decisions of the JSC. Decisions of the JSC will be by unanimous vote, with each Party having collectively one (1) vote, provided that if, after attempts to amicably resolve any disagreement at the JSC, the JSC is unable to agree on a matter within [***] after it has met and attempted to reach such decision, the matter shall then be referred to the [***]. If the [***] are unable to amicably resolve the issue within [***] of such referral then either Party may, by written notice to the other, have such issue referred to the [***] for resolution. [***]

3.2       Subcommittees. From time to time, the JSC may establish and delegate duties to other committees, subcommittees or directed teams (each, a “Working Group”) on an “as needed” basis to oversee particular projects or activities which delegations will be reflected in the minutes of the meetings of the JSC. Such Working Groups may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JSC may determine, and will be constituted and will operate as the JSC may determine. Each Working Group and its activities will be subject to the direction, review and approval of, and will report to, the JSC. In no event will the authority of the Working Group exceed that specified for the JSC in this Article 3. Any matter not resolved by a Working Group will be referred to the JSC for resolution in accordance with Section 3.1.5.

3.3       Limitations on Authority. The JSC will have solely the roles and responsibilities assigned to it in this Article 3, if any. Notwithstanding Section 3.1.5, neither the JSC nor any Working Group will have any authority to amend, modify or waive compliance with this Agreement. Neither the JSC nor a Party in exercising its final decision-making authority under this Article 3 will have any authority to make any decision that expressly requires mutual agreement of the Parties or the consent of a Party. Without limiting the generality of the foregoing, neither Party may unilaterally make a decision (in exercise of its final decision-making authority on any such matters) that (a) expands such Party’s contractual rights or reduces the other Party’s contractual obligations under this Agreement or (b) results or would reasonably be expected to result in a material change or increase in the other Party’s obligations, costs, or expenses or a material limitation to such other Party’s rights under this Agreement.

3.4       Minutes. The Alliance Managers will be responsible for preparing and circulating reasonably detailed written minutes of each meeting of the JSC, setting forth, inter alia, the meeting attendees, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. Such minutes will be effective only after such minutes have been approved by both Parties in writing. Definitive minutes of all JSC meetings will be finalized no later than [***] after the meeting to which the minutes pertain.

3.5       Alliance Managers. Each of the Parties will appoint one (1) representative whose role is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties (each, an “Alliance Manager”). The Alliance Managers will attend all meetings of each of the JSC and Working Groups and support the co-chairpersons of the JSC in the discharge of their responsibilities; provided, however, that the Alliance Managers will not vote or otherwise participate in the decision-making process of the JSC or any Working Group. An Alliance Manager may bring any matter to the attention of the JSC or any Working Group, as applicable, if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC and each Working Group. Each Alliance Manager also will:

3.5.1       provide a primary point of contact both internally within the Parties’ respective organizations and between the Parties;

3.5.2       plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications;

3.5.3       take responsibility for ensuring that the activities of the JSC and each Working Group, such as the conduct of required meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed; and

3.5.4       be the point of first referral in all matters of conflict resolution.

4.       Development.

4.1       General.

4.1.1       Development Responsibilities. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for conducting all Development activities of the Compound and Products required to obtain Regulatory Approval in the Territory (except with respect to the Global Studies), at its sole expense and in accordance with the Development Plan. Licensee will be solely responsible for obtaining all Regulatory Approvals in the Territory at its sole expense. Licensee shall keep the JSC informed of the progress and results of such Development activities as provided below.

4.1.2       Diligence. Licensee shall use Commercially Reasonable Efforts to Develop at least one Product and seek and maintain Regulatory Approvals for such Product in the Field in Japan, [***].

4.1.3       Compliance. In conducting Development of the Compound and Product, Licensee shall comply, and will ensure that its Affiliates comply, and will include in each of its sublicense agreements an obligation of its Sublicensees to comply, with all Applicable Laws, including the regulations promulgated by the relevant Regulatory Authorities for the Development and Commercialization of pharmaceutical products in the Territory, in good scientific manner, and in compliance in all material respects with all applicable national and international guidelines.

4.2       Development Plan. Licensee shall Develop the Compound and Products in the Field in the Territory under this Agreement in accordance with comprehensive written development plans (together the “Development Plans” and each a “Development Plan”). Each Development Plan shall set forth an estimated timeline and details of all major Development activities to be conducted by or on behalf of Licensee for the Products in the Field in the Territory for that Development Plan, as well as the plans and estimated timeline for preparing and filing the necessary Regulatory Filings and for obtaining Regulatory Approval of the Products in the Territory. Within [***] following the Effective Date, Licensee shall prepare, and the JSC shall mutually agree on, an initial Development Plan. Once agreed, the initial Development Plan (and each additional Development Plan) shall be incorporated into this Agreement by reference. From time to time, but at least once a year, Licensee shall propose updates or amendments, if any, to each Development Plan in consultation with Zenas and submit such proposed updated or amended plan to the JSC for review and approval. Licensee shall consider any comments provided by Zenas to the relevant Development Plan in good faith.

4.3       Local Studies. Licensee shall be solely responsible for and use Commercially Reasonable Efforts (subject to Section 4.1.2) to perform any Local Studies (including handling relevant Regulatory Filings for any Local Study at its own cost, as applicable, in accordance with Article 5). Each Local Study conducted in the Territory shall be conducted in accordance with the relevant Development Plan, the study protocol approved by the JSC and any relevant Regulatory Authority, and Applicable Laws in the Territory. All data generated in the Local Studies shall be the sole and exclusive property of Licensee. Any subcontractor engaged by Licensee to undertake any such Local Study (or any portion thereof) shall be qualified in the Territory and shall be capable of producing, storing and maintaining data that is acceptable to the applicable Regulatory Authority. If required by any Regulatory Authority, Zenas shall have the right to audit any Local Study sites in the Territory, and Licensee shall have the right to be present at and participate in any such audit to the extent permitted by such Regulatory Authority.

4.4       Global Studies.

4.4.1       General. Zenas may initiate (subject to Section 4.4.2(a)), suspend, or cease (subject to Section 3.1.3(e)) a Global Study anywhere in the world for any Product for any Indication, in its sole discretion; provided, that where such ceased Global Study is a Joint Global Study, Licensee shall have the option, in its sole discretion and subject to Section 3.1.5, to reinstate such Global Study in the Territory as a Local Study. From time to time during the Term, either Party may propose to the other Party, through the JSC, a Global Study for any Product that includes clinical sites in the Territory.

4.4.2       Licensee Participation.

(a)       If Zenas wishes to perform a Global Study that includes clinical sites in the Territory, Zenas shall prepare and provide to the JSC (i) a Development Plan relating to such Global Study and (ii) in the case of a Global Registrational Trial, a Post-Study Drug Access Plan for the Territory. Licensee shall have [***] (the “Election Period”) to elect to participate in such Global Study and, upon such election, such Global Study shall be deemed a “Joint Global Study”, and the JSC shall review and approve the Development Plan for such Joint Global Study (such Development Plan being a “Joint Development Plan”) and a budget for such Joint Global Study (a “Joint Development Plan Budget”). Within [***] of the Effective Date, the Parties will mutually agree on a Post-Study Drug Access Plan for the Territory that is consistent with Licensee’s then applicable standard operating procedures (“SOPs”) for patients in Clinical Studies to access study drugs following the conclusion of such Clinical Studies, which SOPs would be provided to Zenas at Zenas’s request through the JSC, and any costs associated with the implementation of such Post-Study Drug Access Plan for the Territory would be paid by Licensee. [***].

(b)       If Licensee declines to participate in a Global Study that is a Global Registrational Trial and Licensee has determined that the conduct of such Global Registrational Trial using clinical sites in the Territory violates Applicable Laws or internationally accepted guidance (such as Declaration of Helsinki or ICH GCP principles) in the jurisdictions in the Territory in which such clinical sites will be located (a “Local Law Issue”), Licensee shall notify Zenas in writing of such determination prior to the expiration of the Election Period, which written notice shall include details supporting Licensee’s determination that there is a Local Law Issue. If Licensee does not provide written notice of a Local Law Issue prior to the expiration of the Election Period, then no Local Law Issue will be deemed to exist for purposes of Section 4.4.2(c). The Parties shall promptly meet to discuss any Local Law Issue alleged by Licensee and any potential solutions relating thereto. If the Parties are unable to agree, within a [***] period after Zenas receives Licensee’s written notice of a Local Law Issue, (A) that a Local Law Issue exists, or (B) on a potential solution that will permit Zenas to proceed with such Global Registrational Trial without causing a Local Law Issue, either Party may submit such matter for resolution in accordance with Section 15.3.

(c)       If, pursuant to Section 4.4.2(a), Zenas proposes a Global Registrational Trial and Licensee elects not to participate in such Global Registrational Trial, Zenas shall be entitled to enroll patients in such Global Registrational Trial in the Territory without Licensee’s prior written consent; provided, that (i) no Local Law Issue exists, (ii) Zenas’ Post-Study Drug Access Plan for the Territory is reasonably acceptable to Licensee, such Post-Study Drug Access Plan is consistent with Licensee’s then applicable SOPs for patients in Clinical Studies to access study drugs following the conclusion of such Clinical Studies, which SOPs would be provided to Zenas at Zenas’ request through the JSC, and Licensee would not be required to incur any costs or perform any material obligations associated with the implementation of such Post-Study Drug Access Plan for the Territory, (iii) pharmacovigilance matters are handled in the same manner as any Joint Global Study in accordance Section 5.7, (iv) enrolling patients in the Territory in such Global Registrational Trial could not reasonably be expected to have a material adverse effect on the Development or Commercialization of the Compound or the Products inside the Territory, and (v) Zenas provides to Licensee, through the JSC, a copy of the applicable clinical study design and protocol (including any changes thereto) and regular updates at JSC meetings on the clinical sites, clinical investigators and key opinion leaders that are involved in such Global Study; provided further, for the avoidance of doubt, that subject to Section 4.3, Licensee shall be permitted at any time to conduct its own Registrational Trial in the Territory, which Registrational Trial shall constitute a Local Study.

(d)       If, pursuant to Section 4.4.2(a), Zenas proposes a Global Non-Registrational Trial that includes clinical sites in the Territory and Licensee elects not to participate in such Global Non-Registrational Trial, Zenas shall be entitled to enroll patients in such Global Non-Registrational Trial in the Territory without Licensee’s prior written consent; provided that Zenas shall provide Licensee with regular updates through the JSC regarding any activities it conducts in the Territory, including identifying clinical sites.

(e)       If Licensee elects to participate in the Global Study proposed by Zenas pursuant to Section 4.4.2(a), Licensee shall share the costs for such Global Study in accordance with Section 4.4.5(b).

(f)       For clarity, Zenas may, in its sole discretion, decide whether to participate in any Licensee-proposed Global Study. If Zenas declines to participate in such Licensee-proposed Global Study, then Licensee shall not have the right to perform such Licensee-proposed Global Study outside the Territory, and such study shall not be deemed as a “Global Study” under this Agreement.

(g)       [***]

4.4.3       For each Joint Global Study: (a) Zenas will be the global study sponsor and will provide the study design and protocol; and (b) unless otherwise agreed by the Parties, Licensee, itself or with or through any other of its Affiliates or sublicensees, will be the sponsor in the Territory, lead the local regulatory interactions, including safety reporting, with the Regulatory Authorities in the Territory, have oversight of study management and operations in the Territory, lead interactions with investigators and ethics boards, be included in the global study team, have a right to review and comment on study design and protocol and amendments thereto (and Zenas shall consider such comments in good faith), and have input into vendor and clinical trial site selection to ensure smooth trial conduct in the Territory.

4.4.4       Zenas agrees not to engage in a Global Study relating to a Combination Product [***].

4.4.5       Costs.

(a)       Zenas shall be responsible for [***] of the costs of each Global Study that is not a Joint Global Study.

(b)       With respect to each Joint Global Study [***], all Development Costs incurred by or on behalf of either Party in the performance of the corresponding Joint Development Plan (the “Shared Development Costs”) shall be shared by the Parties so that Zenas bears [***] and Licensee bears [***] of the Shared Development Costs; [***].

(c)       In addition, each Party shall provide to the JSC for review and discussion an updated projection of estimated Shared Development Costs to be incurred by such Party or its Affiliates for all Joint Development Plans for the then-current Calendar Year, on or prior to June of such Calendar Year. Such projection will contain reasonable details of such projected Development Costs, including at a breakdown of the budgeted Shared Development Costs for each activity in each Joint Development Plan.

4.4.6       Development Cost Overruns. If either Party (or its Affiliate(s)) has incurred any Development Costs in performing activities assigned to it under the Joint Development Plan for a Joint Global Study above the aggregate amount budgeted for such activities in the then-current Joint Development Plan Budget for such Joint Global Study, the portion of any aggregate overspend that is less than or equal to [***] of such budgeted aggregate amount for such activities shall be included in the Development Costs for such Joint Global Study; provided that such overspend is not attributable to such Party’s gross negligence or willful misconduct in the performance of its obligations under this Agreement (including monitoring any Third Party performing services on behalf of such Party) or a breach of this Agreement by such Party (“Permitted Overrun”). Except as otherwise agreed by the Parties, any amounts incurred by a Party above the Permitted Overrun amounts are the responsibility of the Party that incurred such costs.

4.4.7       Opt-In to Global Studies. In the event Licensee has elected not to participate in a Global Study, or if Licensee desires to participate in any Global Study that follows a Global Study in which Licensee has elected not to participate (the “Zenas Global Study”), then (i) Licensee shall (A) notify Zenas of such in writing and (B) pay to Zenas an amount equal to [***]; and (ii) the Global Study that follows shall thereafter be considered a Joint Global Study, and Sections 4.4.5(b) and 4.4.9(b) shall apply for such Joint Global Study. Zenas shall provide Licensee with access to all records and data for the Zenas Global Study promptly (and in no event later than [***] following receipt of the payment made by Licensee pursuant to paragraph (i)(B) of this Section 4.4.7.

4.4.8       Reports. Each Party shall report to the other Party in writing, within [***] after the end of each Calendar Quarter, the Shared Development Costs incurred by or on behalf of such Party during such Calendar Quarter on a Joint Global Study-by-Joint Global Study basis. Such report(s) shall specify in reasonable detail all amounts included in the Shared Development Costs during such Calendar Quarter along with sufficient detail to enable the receiving Party to compare such reported Shared Development Costs against the applicable Joint Development Plan Budget. The Parties shall seek to resolve any questions related to such reports within [***] after receipt by each Party of the other Party’s report.

4.4.9       Payments.

(a)       Quarterly Payments. Unless otherwise specified in the Joint Development Plan or Joint Development Plan Budget, Shared Development Costs initially shall be borne by the Party incurring the Shared Development Cost and thereafter shall be subject to reimbursement by the other Party, if applicable, in accordance with Section 4.4.5(b) and this Section 4.4.9(a). The Parties acknowledge that Zenas has incurred certain Shared Development Costs for the [***] prior to the Effective Date. Within [***] after the Effective Date, Zenas shall invoice Licensee for reimbursement of Licensee’s share of such Development Costs that are incurred on or prior to the Effective Date, consistent with the allocation of such Shared Development Costs set forth in Section 4.4.5(b), and Licensee shall pay such invoice within [***]. Thereafter, within [***] after the end of each Calendar Quarter, the Party that paid more than its share of the Shared Development Costs during such Calendar Quarter shall invoice the other Party for reimbursement to achieve the appropriate allocation of Shared Development Costs provided in Section 4.4.5(b) and such other Party shall pay such invoice within [***]. In the event Zenas fails to pay the reconciliation amount in accordance with Section 4.4.9(b) within the time period specified therein and such amount remains unpaid at the time Licensee is required to reimburse Zenas any Shared Development Costs in the following Calendar Quarter pursuant to this Section 4.4.9(a). Licensee may offset such past-due, unpaid reconciliation amounts from such Shared Development Costs that it is required to pay to Zenas under this Section 4.4.9(a) in the following Calendar Quarter and in each Calendar Quarter thereafter until such amount has been satisfied in full.

(b)       Reconciliation. With respect to each Joint Global Study, following the final patient enrollment for such Joint Global Study, together with the report for the last Calendar Quarter during which the Joint Global Study was conducted, Zenas shall provide Licensee a written notice stating the percentage of patients located in the Territory that were enrolled in such Joint Global Study. In the event that the final patient enrollment in the Territory is less than [***] of the total patients enrolled in such Joint Global Study, then (i) the cost sharing percentage in Section 4.4.5(b) shall be adjusted downward to [***] of patients located in the Territory and (ii) with respect to all Shared Development Costs previously paid by Licensee for such Joint Global Study, Zenas shall reimburse Licensee in cash within [***] in an amount equal to [***] minus the actual percentage of patients located in the Territory for such Joint Global Study multiplied by (y) the total amount of the Shared Development Costs as of the Calendar Quarter immediately preceding the Calendar Quarter in which the final patient enrollment for such Joint Global Study occurred.

4.5       Development Records. Each Party shall, and shall cause each of its Affiliates and Sublicensees to, maintain current and accurate records of all Development activities conducted by it and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development activities)). Such records shall properly reflect all material work done and material results achieved in the performance of the Development activities in sufficient detail and in good scientific manner appropriate for regulatory and patent prosecution or maintenance purposes. Each Party shall document all preclinical studies and clinical trials to be conducted in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. Zenas shall have the right, at reasonable times and upon written request, to review all records maintained by Licensee for the purposes of any Joint Global Study. Licensee shall have the right, at reasonable times and upon written request, to review all records maintained by Zenas for the purposes of the [***] and any Joint Global Study.

4.6       Right to Subcontract Development Activities. Licensee shall have the right to subcontract the performance of any of the Development activities of the Compound and Products under this Agreement in accordance with Section 2.2. Without limiting the foregoing, neither Party shall enter into a subcontract with any Person that has been debarred, or is subject to debarment, pursuant to Section 306 of the FD&C Act (or any analogous Applicable Laws in the Territory), or that is the subject of a conviction described in such section.

4.7       Reports of Development Activities. Each Party shall report to the JSC on a Calendar Quarterly basis a high-level summary of their respective progress of the Development of the Compound and Products in or for the Territory (including in respect of Joint Global Studies). In addition, each Party shall, during the fourth Calendar Quarter of each Calendar Year, provide the JSC a reasonably detailed report regarding its significant Development activities involving Product during the preceding four (4) Calendar Quarters and a summary of its anticipated Development activities for the Compound and Products in the Territory during the upcoming Calendar Year.

4.8       Access to Data.

4.8.1       Subject to Section 4.8.2, each Party shall promptly provide the other Party with access to all Reference Data Controlled by such Party or its Affiliates.

4.8.2       Notwithstanding any term of this Agreement to the contrary, if Licensee desires to use any Reference Data generated after the Effective Date as part of a Global Study by or on behalf of Zenas or its Affiliates, collaborators or licensees (other than any Reference Data generated under a Joint Global Study or under the [***] in any Regulatory Filing for a Product made with a Regulatory Authority in the Territory, including an IND or an MAA, then Licensee shall pay to Zenas an amount equal to (I) the lower of [***] and [***] of the patients that were enrolled in the Territory for such Global Study [***].

5.       Regulatory Matters.

5.1       General. Subject to, and in accordance with, the terms and conditions of this Agreement, the requirements of all Applicable Laws and the relevant Development Plan, Licensee shall prepare and file all Regulatory Filings required to Develop the Compound and Products and, if successful, to obtain and maintain Regulatory Approvals of the Products in the Field in the Territory. Licensee or its Affiliate shall be the applicant and legal and beneficial owner of all Regulatory Filings and Regulatory Approvals for the Compound or Products in the Territory. Zenas will provide reasonable regulatory and administrative support and assistance to Licensee, to be coordinated by the JSC, in connection with the conduct by Licensee of its activities under this Section 5.1, including the submission by Licensee of any Regulatory Filings in the Territory. Without limiting the remainder of this Article 5, Licensee, through the JSC, shall keep Zenas informed in a timely manner of all material events and developments occurring in the course of seeking and obtaining Regulatory Approvals for the Products in the Territory, including material meetings with Regulatory Authorities in the Territory such that Zenas shall have the option to participate in such activities as provided below.

5.2       Regulatory Expenses. Licensee shall be responsible for all costs and expenses of preparing, coordinating, maintaining, formatting, and filing Regulatory Filings for the Products in the Territory and for maintaining Regulatory Approval for the Products in the Territory. Licensee shall be responsible for all costs and expenses of providing English translations of all documents (which are not in English) that Licensee is obligated to provide to Zenas under this Article 5.

5.3       Regulatory Filings. Licensee shall provide to Zenas for review and comment drafts of all material Regulatory Filings in English language in the Territory for the Products no later than [***] prior to the planned submission. Licensee shall consider in good faith any comments received from Zenas on such Regulatory Filings. In addition, Licensee shall notify Zenas in writing of any material Regulatory Filings for the Products and any other material documents, comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Territory and shall provide Zenas with copies thereof as soon as reasonably practicable, but in all events within [***] after submission or receipt thereof. If any such Regulatory Filing, comment, or correspondence is not in English, then, in addition to a copy thereof in its original language, (a) Licensee shall also provide Zenas with an English summary thereof within the corresponding timelines as set forth in this Article 5 at Licensee’s cost; and (b) upon Zenas’s reasonable request, provide Zenas with an English translation thereof at Zenas’s cost.

5.4       Right of Reference.

5.4.1       Licensee hereby grants to Zenas the right of reference to (a) all Regulatory Filings pertaining to the Compound or Product in the Field in the Territory submitted by or on behalf of Licensee or its Affiliates or Sublicensees (and all data contained or referenced therein), with the right to grant further rights of reference to Zenas’s Affiliates and licensees with respect to the Compound or Product, and (b) Reference Data, in each case of (a) and (b), Controlled by Licensee or its Affiliates as of the Effective Date or during the Term and to the extent necessary or reasonably useful to (i) Develop, Manufacture, or Commercialize the Compound or Product outside the Territory, and (ii) exercise its retained rights under Section 2.3.

5.4.2       Subject to and in accordance with Section 4.8.2, Zenas hereby grants to Licensee the right of reference to (a) all Regulatory Filings pertaining to the Compound or Product in the Field outside the Territory submitted by or on behalf of Zenas or its Affiliates or licensees (other than Licensee) (and all data contained or referenced therein), with the right to grant further rights of reference to its Affiliates and Sublicensees to the extent permitted pursuant to Section 2.2, and (b) Reference Data, in each case of (a) and (b), Controlled by Zenas or its Affiliates as of the Effective Date or during the Term and to the extent necessary or reasonably useful to Develop or Commercialize the Compound or Products in the Field in the Territory.

5.5       Notice of Meetings. Licensee shall provide Zenas with notice of any meeting or discussion with any Regulatory Authority in the Territory related to any Product no later than [***] after receiving notice thereof. Licensee shall lead any such meeting or discussion and Zenas or its designee shall have the right, but not the obligation, to attend any such meeting or discussion in an observer capacity unless prohibited or restricted by Applicable Laws or Regulatory Authority. At Licensee’s request, Zenas shall reasonably cooperate with Licensee in preparing for any such meeting or discussion. If Zenas elects not to attend such meeting or discussion, then Licensee shall provide to Zenas a written summary thereof in English promptly following such meeting or the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority, as applicable.

5.6       Remedial Actions. Each Party shall notify the other immediately in writing, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any governmental authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Territory. Licensee shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Zenas shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory to the extent related to any Global Study; provided that Zenas shall consult with the JSC regarding such matters and reasonably consider the comments of Licensee’s JSC members. Except as otherwise provided under the Clinical Supply Agreement or the Commercial Supply Agreement, the cost and expenses of any Remedial Action in the Territory shall be borne solely by the Party with sole discretion to control such Remedial Action. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, maintain adequate records to permit the Parties to trace the distribution and use of the Product in their respective territory.

5.7       Safety Database. Within [***] following the Effective Date, the Parties shall negotiate in good faith and enter into a final version of Licensee’s standard form of pharmacovigilance agreement that includes (a) any revisions necessary to tailor such standard form for the Compound and Products and the terms of this Agreement, and (b) any other revisions mutually agreed by the Parties (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall (i) provide that Zenas shall hold and be responsible for the maintenance of the global safety database for the Product, and that Licensee shall hold and be responsible for the maintenance of a safety database for the purposes of regulatory reporting for Clinical Studies that Licensee sponsors, (ii) provide that the sponsoring Party for a Clinical Study, shall be responsible for the safety reporting for the Product study and shall lead all pharmacovigilance activities for such study and (iii) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Product. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements or Applicable Law, in which case local reporting requirements or Applicable Law shall prevail. In the event of a conflict between the terms this Agreement and the terms of Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall supersede to the extent related to pharmacovigilance matters associated with any Clinical Study and the terms of this Agreement control with respect to any other matters. In the event that this Agreement is terminated, the Parties agree to implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance reporting obligations are fulfilled. The Pharmacovigilance Agreement shall be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations. Prior to the execution of the Pharmacovigilance Agreement, the Parties shall cooperate in good faith to exchange safety data and other relevant information relating to the Compound and the Products that is necessary to enable the Parties and their Affiliates to fulfill local and international regulatory reporting obligations to government authorities.

5.8       No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to a Product that could have a material adverse impact upon the regulatory status of the Product in the other Party’s territory, that Party shall have the right to bring the matter to the attention of the JSC and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) Licensee shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Licensee shall immediately, in writing, notify Zenas of such order; and (b) Licensee shall not submit any Regulatory Filings or seek Regulatory Approvals for the Product outside the Territory.

5.9       Notification of Threatened Action. Each Party shall within [***] notify the other Party in writing of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to affect the safety or efficacy claims of any Product or the continued marketing of any Product by Licensee. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

6.       Manufacture and Supply.

6.1       Clinical Supply. Subject to Licensee’s right to Manufacture as set forth in Section 6.5, (a) Zenas shall, itself or through any Affiliate or Third Party, supply all of Licensee’s and its Affiliates’ and Sublicensees’ requirements of Products (and placebo) for Development in the Field in the Territory, subject to the terms of this Section 6.1 and Section 6.3, the Clinical Supply Agreement, and the related Clinical Supply Quality Agreement, and (b) Licensee shall purchase all its requirements of the Product for Development in the Field in the Territory exclusively from Zenas. Licensee shall use all Product and placebo supplied by Zenas under this Section 6.1 solely to conduct Development of the Products in the Field in the Territory in accordance with the terms of this Agreement and the relevant Development Plan. Customary terms of forecasting and ordering procedures, Product specifications, and other operational matters relating to the supply of the Product under this Section 6.1 shall be set forth in a clinical supply agreement to be mutually agreed upon by the Parties within [***] following the Effective Date or such longer period as agreed by the Parties (the “Clinical Supply Agreement”), whereby:

6.1.1       The Products will be delivered FCA the manufacturing facility (Incoterms 2020).

6.1.2       All Product and placebo supplied by Zenas for Development use will be supplied at [***]. As between the Parties, Licensee shall be responsible for paying all consumption taxes on Product supplied by Zenas prior to the import of such Product into the Territory.

6.1.3       The terms of the Clinical Supply Agreement shall be consistent with Zena’s supply agreements with any applicable Third Party contract manufacturers or suppliers within the supply chain for the Product.

6.1.4       Licensee or its Affiliates shall (a) obtain and maintain all required export or import licenses or authorizations, and shall serve as importer of record for all Products in the Territory pursuant to this Agreement and the Clinical Supply Agreement; and (b) be responsible for shipment and insurance from the manufacturing facility and all customs’ duties, import tariffs, taxes, freight, insurance, inspection costs and the like attributed to or for the transport and importation of the Product in the Territory.

6.2       Commercial Supply. Subject to Licensee’s right to Manufacture as set forth in Section 6.5, (a) Zenas shall, itself or through any Affiliate or Third Party, supply all of Licensee’s and its Affiliates’ and Sublicensees’ requirements of Finished Products for Commercialization in the Field in the Territory, subject to the terms of this Section 6.2 and Section 6.3, the Commercial Supply Agreement, and the related Commercial Supply Quality Agreement, and (b) subject to Section 6.5, Licensee shall purchase all its requirements of the Product for Commercialization in the Territory exclusively from Zenas. Customary terms of forecasting and ordering procedures, Product specifications, and other operational matters relating to the supply of the Product under this Section 6.2, shall be set forth in a commercial supply agreement to be mutually agreed upon by the Parties and executed by the Parties no later than [***] prior to the anticipated first Regulatory Approval in the Territory, or such longer period as agreed by the Parties (the “Commercial Supply Agreement”), whereby:

6.2.1       The Finished Products will be delivered FCA the manufacturing facility (Incoterms 2020).

6.2.2       All Product supplied by Zenas for commercial use will be supplied at [***]. As between the Parties, Licensee shall be responsible for paying all consumption taxes on Product supplied by Zenas prior to the import of such Product into the Territory.

6.2.3       The terms of the Commercial Supply Agreement shall be consistent with Zenas’s supply agreements with any applicable Third Party contract manufacturers or suppliers within the supply chain for the Product.

6.2.4       Licensee or its Affiliates shall (a) obtain and maintain all required export or import licenses or authorizations, and shall serve as importer of record for all Products in the Territory pursuant to this Agreement and the Commercial Supply Agreement; and (b) be responsible for shipment and insurance from the manufacturing facility and all customs’ duties, import tariffs, taxes, freight, insurance, inspection costs and the like attributed to or for the transport and importation of the Product in the Territory.

6.3       Shortfall.

6.3.1       If, for any reason, Zenas is not able to Manufacture Licensee’s and its Affiliates’ and Sublicensees’ requirements of (i) clinical supply of Products (and placebo) and/or (ii) Finished Products for Commercialization in the Field in the Territory; provided, that if the shortage is more than [***] of Licensee’s and its Affiliates’ and Sublicensees’ requirements, Zenas will promptly notify in writing (but in no event more than [***] Licensee of such shortage, the nature and cause of the shortage, and when such shortage is expected to end. In such event, Zenas will allocate the Manufacturing capacity and supply of such Product to Licensee and its Affiliates and Sublicensees, Zenas and its Affiliates, and Zenas’s other licensees outside the Territory, if any, on an approximately pro rata basis, based on the quantities of Product required by Licensee and its Affiliates and Sublicensees, Zenas and its Affiliates, and Zenas’s other licensees, as determined based on all purchase orders for Product submitted by any such party under their relevant supply agreements or other arrangements with Zenas or its Affiliates or Third Party contract manufacturing organizations used by Zenas for the Product (or, if Zenas or its Affiliates Manufacture and supply Product for themselves, their internal documented requirements for Product) during the period of such shortage, whether or not such purchase orders are accepted under such supply agreements or other arrangements.

6.3.2       Zenas will give prompt written notice, but in no event more than [***] to Licensee of any event that would reasonably be expected to affect Zenas’s ability to deliver at least [***] of confirmed orders of Product in accordance with the Clinical Supply Agreement or Commercial Supply Agreement (as applicable). In addition, Zenas will give prompt written notice to Licensee (but in no event more than [***] of any event that would reasonably be expected to affect Zenas’s (or its CMO’s) inventory levels or Manufacturing capacity resulting in a shortage of more than [***] of Licensee’s and its Affiliates’ and Sublicensees’ requirements of Product. If Zenas so notifies Licensee, the JSC will discuss in good faith any steps to prevent or mitigate a supply delay or failure, including any appropriate remediation actions or capacity or forecast adjustments.

6.4       Quality Agreements.

  6.4.1       Within [***] following the Effective Date, or such longer period as agreed by the Parties, the Parties will develop a mutually acceptable quality agreement for clinical supply (to be agreed upon and executed by the Parties) setting forth the Parties’ respective obligations in detail regarding the manufacture, packaging, testing, storage, and release of clinical Product to assure such Product is manufactured according to agreed specifications and complies with Applicable Laws (the “Clinical Supply Quality Agreement”).

6.4.2       No fewer than [***] prior to the anticipated first Regulatory Approval in the Territory, or such longer period as agreed by the Parties, the JSC will develop a mutually acceptable quality agreement for commercial supply (to be agreed upon and executed by the Parties) setting forth the Parties’ respective obligations in detail regarding the manufacture, packaging, testing, storage, and release of commercial Product to assure such Product is manufactured according to agreed specifications and complies with Applicable Laws (the “Commercial Supply Quality Agreement”).

6.5       Licensee Right to Manufacture the Products.

6.5.1       Licensee may elect to Manufacture the Product (either itself or through a Third Party contract manufacturer) to support the Development and Commercialization of the Products by Licensee and its Affiliates and Sublicensees in the Field in the Territory (each a “Manufacturing Transfer Election”):

(a)       at any time after the [***] following the Effective Date; or

(b)       during the [***] following the Effective Date if, for any reason, in any given Calendar Quarter, Zenas fails to supply at least [***] of the total quantity of Product ordered by Licensee scheduled to be delivered during such Calendar Quarter within [***] of the end of such Calendar Quarter (a “Persistent Supply Failure”).

6.5.2       Licensee may exercise the Manufacturing Transfer Election by providing written notice thereof to Zenas, including the name of any Third Party contract manufacturer proposed by Licensee to Manufacture the Product on Licensee’s behalf (the “Manufacturing Transfer Notice”). If Licensee elects to use a Third Party contract manufacturer to Manufacture the Product on its behalf, then any such Third Party contract manufacturer (a) must be acceptable to Zenas (consent not to be unreasonably withheld, conditioned or delayed by Zenas), and (b) upon the request of Zenas, shall enter into a confidentiality and non-use agreement with Zenas on terms reasonably acceptable to Zenas. Following Zenas’s receipt of the Manufacturing Transfer Notice, the Parties shall cooperate in good faith to negotiate and agree on a written transfer plan to transfer Manufacturing of the Product (including the Zenas Manufacturing Know-How) for use in the Field in the Territory to Licensee (the “Manufacturing Transfer Plan”). The Manufacturing Transfer Plan shall include at a minimum the following terms: (i) a reasonable period of time agreed by Zenas before Manufacturing of the Product for the Territory is fully transitioned from Zenas to Licensee; (ii) agreement on mutually satisfactory terms to wind down and terminate the Clinical Supply Agreement and/or the Commercial Supply Agreement, as applicable; and (iii) a technology transfer plan, provided that any technology transfer must be reasonably acceptable to Zenas and conducted at Licensee’s sole cost, including with respect to Zenas’s reasonable and documented internal costs, except in the event of a Persistent Supply Failure, in which case the technology transfer shall be at Zenas’s sole cost. Once agreed, the Manufacturing Transfer Plan shall be incorporated herein by reference, and the Parties will execute on the Manufacturing Transfer Plan. Following the transfer contemplated by the Manufacturing Transfer Plan, Licensee shall ensure that the supply of the Product Manufactured by or on behalf of Licensee and its Affiliates that is introduced into the market for sale in the Field in the Territory meets all quality standards required by Applicable Law, including cGMP.

7.       Commercialization.

7.1       Commercialization Activities. Licensee shall have sole and exclusive responsibility, as well as sole control and decision-making authority for all aspects of Commercialization of the Products in the Field in the Territory, including all costs and expenses associated therewith, which Commercialization shall, in any event, be in accordance with this Agreement. Licensee shall use Commercially Reasonable Efforts to Commercialize Products in the Field in Japan, [***] after obtaining the applicable Regulatory Approvals. Licensee shall undertake Commercialization activities with respect to each Compound and Product in the Field in the Territory in accordance with all Applicable Laws and applicable industry professional standards. [***]. The JSC shall discuss proposed commercial strategy for the Products in the Territory and shall consider in good faith any comments from Zenas in relation to such commercial strategy.

7.2       Commercialization Plan. Licensee shall develop a reasonably detailed summary of its Commercialization plan for the Compound and the Products in the Field in the Territory and the associated budget, which will contain in reasonable detail the major Commercialization activities and the planned timelines for achieving such activities (the “Commercialization Plan”). Licensee shall prepare the Commercialization Plan, which may be updated and revised from time to time by Licensee and discussed with Zenas through the JSC, and shall provide a copy of the initial Commercialization Plan and any material updates thereto promptly to the JSC. Licensee shall consider any comments provided by Zenas through the JSC in good faith. If the terms of the Commercialization Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

7.3       Commercialization Reports. Licensee shall report to the JSC on a [***] regarding a high-level summary of Licensee’s Commercialization activities for the Products in the Territory and the progress and results thereof. In addition, Licensee shall, during each of the [***] after First Commercial Sale of a Product, provide the JSC a reasonably detailed report regarding its significant Commercialization activities involving Product in the Territory during the preceding [***].

7.4       Diversion. Subject to Applicable Law, each Party covenants and agrees that it shall not, and shall ensure that its Affiliates and licensees do not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Products, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory (i.e., the Territory with respect to Licensee, and outside the Territory with respect to Zenas); provided, that each Party shall have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market, for their territory, Products to Third Party attendees at such conferences and meetings, subject to this Section 7.4. Neither Party shall engage, or shall permit its Affiliates or licensees to engage, in any advertising or promotional activities relating to any Products for use directed primarily to customers or users of Products located in the other Party’s territory, or solicit orders from any prospective purchaser that such Party has reason to believe intends to distribute such Product in the other Party’s territory. If a Party or any of its Affiliates or licensees receives any order for the Products for use from a prospective purchaser that intends to distribute such Product in the other Party’s territory, then such Party shall promptly, but in any event within [***] of receipt, refer that order to such other Party and shall not accept any such orders. Except as otherwise provided herein, neither Party shall, or shall permit its Affiliates or licensees to, deliver or tender (or cause or knowingly permit to be delivered or tendered) any Products for use in the other Party’s territory. Notwithstanding the foregoing, this Section 7.4 is not intended to limit, and shall not limit, Zenas’s retained rights as set forth in Section 2.3.

8.       Consideration.

8.1       Upfront Payment. After the Effective Date, Licensee shall pay to Zenas a one-time, irrevocable, non-refundable, non-creditable upfront payment of Fifty Million U.S. Dollars ($50,000,000) (the “Upfront Payment”) within [***] of receipt of an invoice from Zenas.

8.2       Milestones.

8.2.1       Development and Regulatory Milestones. Licensee shall notify in writing Zenas within [***] of the achievement of the first each of the following development and regulatory milestone events in the Territory. Licensee shall pay Zenas’s invoice with a non-refundable, non-creditable (except any owed and undisputed payments due pursuant to Section 4.4.9(b) and past due for at least [***], one-time milestone payment for each such corresponding milestone within (i) [***] after receipt of such invoice for invoices relating to the [***] and [***] milestone events to be achieved in [***] and (ii) [***] after receipt of such invoice for all others invoices relating to development and regulatory milestone events.

Development and Regulatory Milestone Event	Development and Regulatory Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
TOTAL:	US [***]

8.2.2       Sales Milestones. Licensee shall notify Zenas in writing within [***] of the end of the Calendar Year in which the following sales milestones are first achieved in the Territory, and shall pay Zenas’s invoice with a one-time, non-refundable, non-creditable (except any owed and undisputed payments due pursuant to Section 4.4.9(b) and past due for at least [***] milestone payment for each such milestone within [***] after receipt of such invoice:

Sales Milestone Event	Sales Milestone Payment
Upon the Net Sales in the Territory of a Product in a given Calendar Year equaling or exceeding [***]	[***]
Upon the Net Sales in the Territory of a Product in a given Calendar Year equaling or exceeding [***]	[***]
Upon the Net Sales in the Territory of a Product in a given Calendar Year equaling or exceeding [***]	[***]
TOTAL:	US$[***]

8.2.3            Determination that Milestone Events Have Occurred. Licensee shall promptly notify Zenas in writing of the achievement of each development, regulatory and sales milestone contemplated in this Section 8.2. In the event that, notwithstanding the fact that Licensee has not provided Zenas such a notice, Zenas believes that any such milestone event has been achieved, it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such milestone event has been achieved. [***].

8.3          Royalty.

8.3.1            Generally.

(a)            Subject to the remainder of this Section 8.3, Licensee shall pay to Zenas a running royalty on aggregated Net Sales of all Products sold by Licensee, its Affiliates or its Sublicensees in the Field in the Territory, calculated by multiplying the applicable royalty rate set forth in Section 8.3.1(b) (Royalty Rates) below by the corresponding amount of incremental, aggregated annual Net Sales of all Products sold by Licensee, its Affiliates or its Sublicensees in the Field in the Territory in the applicable Calendar Year. For each Calendar Year, the below tiered royalties shall be calculated such that the next tiered royalty rates are only used after Net Sales in the Territory in each Calendar Year exceed the top threshold of the previous tier of Net Sales, and such next tiered royalty rate shall only apply to the portion of Net Sales in the Territory that falls within that tier.

(b)            Royalty Rates:

Royalty Rates
Total Calendar Year Aggregate Net Sales in the Territory	Royalty Rate in [***]	Royalty Rate in [***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

8.3.2            Royalty Term. Royalties will be payable Product-by-Product and country-by-country basis from the First Commercial Sale of a Product in the Territory until the later of: (a) the expiration of the last Valid Claim of [***] in such country in the Territory; and (b) the last to expire Regulatory Exclusivity period for such Product in such country in the Territory; or (c) twelve (12) years from the First Commercial Sale of such Product in such country in the Territory (the “Royalty Term”).

8.3.3            Royalty Reports and Payments. Within [***], commencing with the [***] during which the First Commercial Sale of a Product is made anywhere in the Territory, Licensee shall provide Zenas with a report that contains the following information for the applicable [***], on a Product-by-Product and country-by-country basis: [***]. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee. Concurrent with the delivery of the applicable [***] report, Licensee shall pay to Zenas in U.S. Dollars all royalties due under this Agreement with respect to Net Sales by Licensee, its Affiliates and their respective Sublicensees for such [***].

8.4          Royalty Reduction. The royalty payment due and payable to Zenas for Net Sales of a Product in the Territory pursuant to Section 8.3 will be reduced, on a Product-by-Product basis, as follows:

8.4.1            Expiration of Valid Claims. If at any time during the Royalty Term there is no Valid Claim [***], then the applicable royalties in effect with respect to such Product sold in the Territory shall be reduced by [***].

8.4.2            Entry of Biosimilar Products. If, in the Territory during the Royalty Term for a Product, one or more Biosimilar Products to such Product are sold by any Third Party in the Territory for [***], and sales of such Biosimilar Product(s) during each such [***] represent at least [***] of the total sales in the Territory on a unit basis (as measured against the total sales of such Product and Biosimilar Products in the Territory), then the then-applicable royalty rates for such [***] for such Product in the Territory will be reduced by [***].

8.4.3            Third Party Payments. In the event Licensee obtains a Third Party license to any Third Party Patent Right that is necessary to avoid infringement of such Third Party Patent Right through the practice of Zenas Know-How and Zenas Patent Rights licensed under Section 2.1.1 for the Development, Manufacture, or Commercialization of the Compound or such Product in the Territory, then Licensee shall have the right to deduct from the royalty payment that would otherwise have been due with respect to such Product in the Territory in a [***] under Section 8.3.1 an amount equal to [***] of any amount paid to such Third Party for such license during such [***].

8.4.4            Reduction Floor. In no circumstances will the royalties payable to Zenas under Section 8.3.1 in any [***] be reduced to, as a result of Section 8.4.1–8.4.3 below [***] of the royalties otherwise payable under Section 8.3.1 with respect to Net Sales of any Product in the Territory. Licensee may not carry forward to subsequent [***] any deductions that it was not able to deduct as a result of the foregoing proviso.

8.5          Taxes and Withholding.

8.5.1            Each Party agrees to treat, for U.S. federal and applicable state and local income tax purposes, Licensee’s shared portion of the Shared Development Costs as payment for services, and each Party shall file all tax returns (including information returns) that are required to be filed in a manner consistent with such treatment and shall not take any contrary position unless otherwise required by Applicable Law.

8.5.2            It is the Parties’ mutual objective and intent to minimize, to the extent possible in compliance with Applicable Law, taxes payable with respect to their collaborative efforts under this Agreement to cooperate and coordinate with each other to achieve such objective.

8.5.3            Each Party shall each [***]; provided, that Licensee shall be solely responsible for any consumption taxes levied by Government Authorities on any amounts payable to Zenas under this Agreement, and shall pay to Zenas any additional amounts necessary to enable Zenas to receive the full amount of the payments owed to it as if such consumption taxes had not been levied on such payments. Where consumption tax or similar tax is properly charged by Zenas and added to an amount invoiced under this Agreement, Licensee will pay the amount of consumption tax or similar tax only on receipt of a valid tax invoice from Zenas issued in accordance with the Applicable Law. In the event that the Licensee is required, under Applicable Laws, to withhold any deduction or tax from any payment due to Zenas under this Agreement, such amount shall be deducted from the payment to be made by Licensee and paid to the proper taxing authority; provided, however, that Licensee shall take reasonable and lawful actions to avoid or minimize such withholding and upon becoming aware of any applicable withholding taxes or amounts required to be withheld and before deducting and withholding any amount payable to Zenas, promptly notify Zenas in writing (including by sending proof of such payment)of such withholding obligation, in writing and in reasonable detail, so that Zenas may take lawful actions to avoid or minimize such withholding. Licensee shall promptly furnish Zenas, as applicable, with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant Government Authority related to any application by Zenas for foreign tax credit for such payment, and cooperate with Zenas to obtain available reductions, eliminations, exemptions, credits or refunds of such taxes. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

8.6          Currency; Exchange Rate. All amounts payable and calculations hereunder shall be in U.S. dollars. Conversion of Net Sales recorded in local currencies will be converted to Dollars at the exchange rate set forth in The Wall Street Journal, Western U.S. Edition, or any successor thereto for the last Business Day of the Calendar Quarter in which the applicable payment obligation became due and payable or performed in a manner consistent with Licensee’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.7          Method of Payment; Payment Terms. Payments due to Zenas under this Agreement shall be made in U.S. Dollars by electronic funds wire transfer in immediately available funds to an account designated by Zenas, unless otherwise specified in writing by Zenas. Unless otherwise expressly payable in certain time frames as provided in this Agreement, a Party will invoice the other Party for all amounts due to that Party under this Agreement, and payments of any undisputed amounts set forth in that invoice will be made within [***] following the receipt of that invoice. A Party receiving an invoice will promptly advise the other Party of any disputed amounts.

8.8          Record Keeping. Licensee shall keep and maintain, and shall cause its Affiliates and Sublicensees to keep and maintain, complete and accurate books and records sufficient to support and confirm the calculation of gross invoiced sales, Net Sales, exchange rates and milestone and royalty payments under Sections 8.2 and 8.3 in accordance with Accounting Standard and shall retain such books and records for a period of at least [***] after the end of the Calendar Quarter in which they are generated.

8.9          Audits. Upon [***] prior written notice from Zenas, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Zenas and reasonably acceptable to Licensee, to examine, at Zenas’s sole expense (subject to Section 8.10), the relevant financial records of Licensee, its Affiliates or Sublicensees as may be reasonably necessary to verify the accuracy of the royalties and sales milestone payments made by Licensee in accordance with this Article 8. Zenas shall be entitled to conduct an audit in accordance with this Section 8.9 [***], except in the case of any subsequent “for cause” audits, and such audit shall be limited to the pertinent financial records from any Calendar Year ending [***]. The notice must identify the period of time subject to inspection. Records from a period of time already subject to an inspection pursuant to this Section 8.9 may not be inspected again, except in the case of any subsequent “for cause” audits. The accounting firm shall be provided access to such records at the facility(ies) where such records are normally kept and such audit shall be conducted during normal business hours. Such accountant must have agreed in writing to maintain the confidentiality of all information learned in confidence, except as necessary to disclose any discrepancy to Zenas. Any information provided by Licensee to the accounting firm and any disclosure of the accounting firm to Zenas pursuant to the immediately preceding sentence shall be the Confidential Information of Licensee.

8.10        Underpayments/Overpayments. If a report of an independent public accounting firm submitted to Zenas and Licensee in accordance with Section 8.9 shows any underpayment of royalties or milestone payments due under this Article 8, Licensee shall remit to Zenas within [***] after receipt of such report by Licensee: (a) the amount of such underpayment and (b) if such underpayment exceeds [***] of the total amount owed to Zenas for the Calendar Year then being audited, the reasonable fees and expenses of such independent public accounting firm performing the audit, subject to reasonable substantiation thereof. If such independent public accounting firm’s written report shows any overpayment of royalties and milestone payments due under this Article 8, Zenas shall, [***].

8.11        Interest. Licensee shall pay interest on any amounts overdue under this Agreement at a per annum rate of [***] above the average of the prime rate as published in The Wall Street Journal, Western U.S. Edition, or any successor thereto during the [***] immediately preceding the due date of such overdue payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. Royalties and other payments required to be paid by Licensee pursuant to this Agreement shall, if overdue, bear interest from the day the original payment was due until the day that the payment was received by Zenas. The payment of such interest shall not foreclose Zenas from exercising any other rights it may have because any payment is overdue.

8.12        Offset Rights. Each Party shall have the right to offset any (a) undisputed amount or (b) disputed amount once such dispute has been finally resolved pursuant to Section 15.3, in each case ((a) and (b)), owed by the other Party to such first Party under or in connection with this Agreement, including if such amount were originally payable pursuant to Article 14 or in connection with any breach, against any royalty payments or any undisputed payments due pursuant to Section 4.4.9(b) owed by such first Party to such other Party under this Agreement. Such offsets shall be in addition to any other rights or remedies available under this Agreement and Applicable Laws.

9.            Covenants.

9.1          Confidentiality.

9.1.1            Confidential Information. Except to the extent expressly permitted by this Agreement, and subject to the provisions of Sections 9.1.2, 9.1.3 and 11.10, during the Term and for a period of [***] thereafter, a Party receiving any Confidential Information hereunder (the “Receiving Party”) (a) shall maintain in confidence all Confidential Information of the disclosing Party (the “Disclosing Party”) to the same extent such Receiving Party maintains its own proprietary information of similar kind and value, and, in any event, using no less than a reasonable standard of care; (b) shall not use such Confidential Information directly or indirectly for any purpose except to exercise its rights or perform its obligations hereunder; and (c) shall not publish or otherwise disclose any such Confidential Information to anyone other than the Receiving Party’s Affiliates or actual collaborators (including sublicensees or subcontractors), and its and their employees, consultants, advisors, partners, or representatives who have a need to know such information (collectively, “Recipients”) to perform the Receiving Party’s obligations or exercising its rights hereunder and who are bound by written confidentiality obligations no less stringent than those set forth in this Section 9.1. The Receiving Party shall be liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

9.1.2            Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

    (a)            that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

    (b)            that is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

    (c)            that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party; or

    (d)            that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any use of or reference to Confidential Information.

9.1.3            Authorized Disclosure. Notwithstanding the provisions of Section 9.1.1, the Receiving Party and its Recipients may disclose Confidential Information belonging to the Disclosing Party to the extent that such disclosure is reasonably necessary:

    (a)            to comply with applicable governmental laws, court orders, and regulations (including Applicable Laws or any rule or regulation or the requirements of a national securities exchange or another similar regulatory body);

     (b)            to make filings and submissions to, or correspond or communicate with, any Government Authority; or

     (c)            to potential or actual investment bankers, investors, lenders, or acquirers, who have a need to know such information and who are bound by written confidentiality obligations no less stringent than those set forth in this Section 9.1.

In the event that the Receiving Party or its Recipients, as applicable, deem it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 9.1.3, the Receiving Party shall, (i) to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures to ensure confidential treatment of such information, including by allowing the Disclosing Party to review and, if permitted under Applicable Laws, regulations and court orders, make redactions to any such disclosure; and (ii) only disclose such Confidential Information to the extent of such necessity or requirements, and no such disclosure shall cause any such information to cease to be Confidential Information hereunder, except to the extent such disclosure results in a public disclosure of such information. In addition, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with the Receiving Party (including potential Sublicensees and licensees), provided that each such Third Party has signed a written confidentiality agreement with the Receiving Party relating to such Confidential Information no less strict than the terms of this Section 9.1.

9.1.4            Notification. The Receiving Party shall notify the Disclosing Party immediately in writing, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

9.1.5            Destruction of Confidential Information. Upon the earlier termination of this Agreement, the Receiving Party shall (a) return or destroy, at the Disclosing Party’s discretion, all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; and (b) immediately cease, and shall cause its Recipients to cease, using such Confidential Information, as well as any information or materials that contain, incorporate or are derived from such Confidential Information. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information for archive and regulatory compliance purposes, subject to any applicable continuing obligations of confidentiality and non-use as provided herein. This Section 9.1.5 shall not apply with respect to any Confidential Information that is necessary for a Party to exercise its rights or obligation under any terms that survive termination of this Agreement.

9.1.6            Use of Name and Disclosure of Terms. Promptly after the Effective Date, each Party may issue a press release in a form mutually agreed by the Parties. Subject to the foregoing, each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any Third Party through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld). The restrictions imposed by this Section 9.1.6 shall not prohibit either Party from making any disclosure that is required by Applicable Law, or rule or regulation or the requirements of a national securities exchange or another similar regulatory body including disclosing such information in any clinical trial database maintained by or on behalf of a Party, provided that the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures to ensure confidential treatment of such information, including by allowing the Disclosing Party to review and, if lawful, make redactions to any such disclosure. Notwithstanding the foregoing, the Parties acknowledge that they each may engage in financing, licensing and merger and acquisition transactions after the Effective Date and that in such event, the Parties may disclose the existence and terms of this Agreement, under terms of confidentiality no less strict than those contained in this Agreement, to parties or potential parties in such transaction.

9.1.7            Remedies. The Parties acknowledge and agree that the restrictions set forth in Section 9.1 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 9.1 with respect to a Party’s Confidential Information may result in irreparable injury to such Party for which there may be no adequate remedy under Applicable Law. Notwithstanding the Dispute Resolution clause in Section 15.3, in the event of a breach or threatened breach of any provision of Section 9.1 by a Party, the affected Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief applying the laws of that court, whether preliminary or permanent to the extent that such injunctive relief is available under Applicable Law. Subject to Applicable Law, the breaching Party agrees to waive any requirement that the affected Party (i) post a bond or other security as a condition for obtaining any such relief; and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 9.1.7 is intended, or shall be construed, to limit the Parties’ rights to statutory relief available under Applicable Laws or any other contractual remedy for a breach of any provision of this Agreement.

9.1.8            Prior CDA. As of the Effective Date, the terms of this Section 9.1 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the mutual confidential disclosure agreement entered into between Licensee and Zenas BioPharma (Cayman) Limited on [***]. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information of the applicable Party for purposes of this Agreement, to the extent that such information was deemed to be “Confidential Information” under such prior agreement.

9.2            Compliance with Law. Each Party hereby covenants and agrees to comply with all Applicable Laws related to its activities connected with the Development, Manufacture and Commercialization of the Compound and Products. Without limiting the generality of the foregoing:

9.2.1            Patient Information. Each Party agrees to abide by all laws, rules, regulations, and orders of all Government Authorities concerning the confidentiality or protection of patient identifiable information or patients’ protected health information in the course of their performance under this Agreement.

9.2.2            Export Controls. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Zenas or Licensee from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from any other Party pursuant to this Agreement or any Products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining such license or approval from the appropriate Government Authority.

9.2.3            Debarment. Each Party agrees that it shall not use, in any capacity, in connection with any of its obligations to be performed under this Agreement any Person who has been debarred under the FD&C Act or the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a et. seq. (or analogous Applicable Laws in any jurisdiction), and each Party shall inform the other Party in writing immediately if it or any Person who is performing activities for that Party hereunder is debarred or is the subject of a conviction described in Section 306 of the FD&C Act (or analogous Applicable Laws in any jurisdiction), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to a Party’s knowledge, is threatened, relating to the debarment of a Party or any Person used in any capacity by a Party in connection with any of a Party’s obligations to be performed under this Agreement.

9.3            Compliance with Anti-Corruption Policies and Anti-Corruption Laws. Licensee and its officers, directors and employees, Licensee’s Affiliates, authorized agents, authorized representatives, authorized consultants, Sublicensees and subcontractors (together with Licensee, the “Licensee Representatives”) have, and shall comply with its rules and policies regarding anti-bribery and anti-corruption (such policies being those found at (https://www.bms.com/about-us/our-company/our-principles.html) (the “Anti-Corruption Policies”) and shall not take any action that will, or would reasonably be expected to, cause either Party (or its Affiliates) to be in violation of Anti-Corruption Laws or the Anti-Corruption Policies.

9.3.1            With respect only to activities performed by Licensee pursuant to this Agreement in the Territory, the Licensee Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

    (a)            any Government Official in order to influence official action or inaction;

    (b)            any Person (whether or not a Government Official) (1) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“Acting Improperly”), (2) to reward such Person for Acting Improperly, or (3) where such Person would be Acting Improperly by receiving the money or other thing of value;

    (c)            any other Person while knowing or having a reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action or inaction for or against either Party in connection with the matters that are the subject of this Agreement; or

    (d)            any Person to reward that Person for Acting Improperly or to induce that Person to Act Improperly.

9.3.2            The Licensee Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

9.3.3            Licensee shall promptly provide Zenas with written notice of the following events, in each case with respect only to activities performed by Licensee pursuant to this Agreement in the Territory:

    (a)            Upon becoming aware of any breach or violation by Licensee or any Licensee Representative of any representation, warranty or undertaking set forth in Sections 9.3.1 and 9.3.2 above; or

    (b)            Upon receiving a formal notification that it is the target of a formal investigation by a Government Authority for any violation of Anti-Corruption Laws or upon receipt of information from any of the Licensee Representatives that any of them is the target of a formal investigation by a Government Authority for any violation of Anti-Corruption Laws.

    (c)            Zenas may disclose the terms of this Agreement or any action taken under this Section 9.3.3 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of Licensee and the payment terms, to any Government Authority if Zenas determines, upon advice of counsel, that such disclosure is necessary.

9.4          [***] Agreement.

9.4.1            Licensee agrees that it shall comply with the obligations of Zenas with respect to the [***] (as such term is defined in the [***] Agreement) [***].

9.4.2            Licensee hereby grants to Zenas an irrevocable exclusive license under the Licensee Flow-Through Patent Rights only to the extent Zenas is required to sublicense such Licensee Flow-Through Patent Rights on an exclusive basis to [***] to Develop, Manufacture, Commercialize, and otherwise use, sell, offer for sale, and import the Licensed Antibodies and/or Licensed Products (as such terms are defined in the [***] Agreement) in the Field in the Territory.

9.4.3            Licensee hereby grants to Zenas an irrevocable non-exclusive license under the Licensee Flow-Through Patent Rights only to the extent Zenas is required to sublicense such Licensee Flow-Through Patent Rights on a non-exclusive basis to [***] to Develop, Manufacture, Commercialize, and otherwise use, sell, offer for sale, and import the Licensed Antibodies and/or Licensed Products (as such terms are defined in the [***] Agreement) in the Field in the Territory.

9.4.4            Licensee shall promptly inform Zenas of any Licensee Flow-Through Patent Rights that arise during the Term.

10.            Representations and Warranties.

 10.1      Representations and Warranties of Each Party. As of the Effective Date, each of Licensee and Zenas hereby represents and warrants to the other Party hereto as follows:

    (a)            it is a corporation or entity duly organized, in good standing, and validly existing under the laws of the state or other jurisdiction of its incorporation or formation, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

    (b)            it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;

    (c)            except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Products or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all governmental authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement;

    (d)            the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval (in addition to any obtained as of the Effective Date), and shall not violate any Applicable Law;

    (e)            it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

    (f)            the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default or material breach under (i) any other agreements to which it is a party; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or Government Authority entered against it or by which any of its property is bound; and

    (g)            it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement.

10.2        Additional Representations, Warranties and Covenants.

10.2.1          Additional Representations, Warranties and Covenants of Zenas. Zenas hereby represents, warrants and covenants (as applicable) to Licensee that, as of the Effective Date:

    (a)            subject to the Upstream Licenses, it is the sole and exclusive owner or licensee of the Zenas Patent Rights, free and clear of all Liens and has sufficient legal or beneficial title and ownership of or sufficient license rights under all Zenas Intellectual Property to (i) grant to Licensee the licenses and rights granted under this Agreement, and (ii) allow Licensee to practice under the Zenas Intellectual Property and Exploit the Compound and Products existing as of the Effective Date as permitted in this Agreement;

    (b)            Schedule 1.95 sets forth a complete and accurate list of all Zenas Patent Rights existing as of the Effective Date;

    (c)            with respect to all Zenas Patent Rights owned or purported to be owned by Zenas, (i) Zenas and its Affiliates have obtained from all employees and independent contractors who participated in the invention or authority thereof, assignment of all ownership rights of such employees or independent contractors in such Zenas Patent Rights of all right, title and interest in and to such Zenas Patent Rights; and (ii) all of Zenas’s employees and independent contractors have executed agreements or have existing obligations under Applicable Laws requiring assignment to Zenas or its Affiliate, as applicable, of all right, title, and interest in and to any inventions made during the course of and as the result of this Agreement;

    (d)            neither Zenas nor any of its Affiliates is a party to any license or similar agreement under which it has granted or agreed to grant a license to any Third Party to the Zenas Patent Rights and Zenas Know-How that would conflict with or result in a restriction on the rights or licenses granted to Licensee under this Agreement;

    (e)            none of the Zenas Patent Rights has been adjudged invalid or unenforceable in whole or in part, other than abandoned patents, nor is there any such proceeding pending;

    (f)            except as disclosed in writing to Licensee, to its Knowledge, no Third Party has infringed, is infringing or has threatened to infringe any Zenas Intellectual Property or has misappropriated, is misappropriating or has threatened to misappropriate any Zenas Intellectual Property;

    (g)            Zenas has not received any written notice of any suit, claim, action or proceeding challenging or seeking to deny its rights or any of its Affiliates’ rights in any Zenas Intellectual Property, excluding prosecution of patent applications with the relevant administrative patent offices in the ordinary course;

    (h)            With respect to each Zenas Patent Right in the Territory existing as of the Effective Date for which Zenas and its Affiliates have the right to file, Prosecute and maintain, Zenas and its Affiliates have complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, Prosecution, and maintenance of such Zenas Patent Rights in the Territory, and the pending applications included in such Zenas Patent Rights, as applicable, are being diligently prosecuted as of the Effective Date in the applicable patent offices in the Territory. In addition, Zenas has paid all necessary application, registration, maintenance, and renewal fees in respect of such Zenas Patent Rights, and Zenas has filed all necessary documents and certificates with the relevant agencies for the purpose of maintaining such Zenas Patent Rights;

    (i)            to its Knowledge, it (and any Third Party acting under its authority) (i) has complied in all material respects with all Applicable Laws and applicable governmental regulations and industrial standards (including GLP, GCP, and GMP) in connection with the Development, Manufacture, storage and disposition of the Compound or Product (including information and data provided to Regulatory Authorities), and (ii) has not used any Person who has been debarred by under the FD&C Act or the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a et. seq. (or analogous Applicable Laws in any jurisdiction), or is the subject of a debarment proceeding by any Regulatory Authority in connection therewith;

    (j)            the Zenas Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality, and, to Zenas’s Knowledge, no breach of such confidentiality has been committed by any Third Party. Zenas intends to keep confidential, including requiring all of its employees, consultants, sublicensees or subcontractors to execute agreements contain appropriate confidentiality obligations to maintain as confidential, Zenas Know-How and Confidential Information;

    (k)            neither Zenas nor its Affiliates have entered into a government funding relationship that would result in rights to any Compound or Product existing as of the Effective Date residing in any Government Authority in the Territory, and the licenses granted hereunder are not subject to overriding obligations to any Government Authority in the Territory that are similar to the obligations of the US Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended;

    (l)            to Zenas’s Knowledge, the Development, Manufacture or Commercialization of the Compound and Products, as conducted by Zenas, its Affiliates, or its or their sublicensees prior to the Effective Date does not infringe, and has not infringed, any Patent Right or misappropriate or otherwise violate any Know-How of any Person. No claim or litigation has been brought or, to Zenas’s Knowledge, threatened in writing, by any Person alleging that the Development, Manufacture or Commercialization of the Compounds or Products, in each case, as contemplated herein, will violate, infringe, or misappropriate, any Patent Right or other proprietary right of any Third Party;

    (m)            to Zenas’s Knowledge, the Development, Manufacture or Commercialization of the Compound or Products in the Field and in the Territory as permitted under this Agreement, if Developed, Manufactured or Commercialized as of the Effective Date would not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Person;

    (n)            neither Zenas nor any of its Affiliates, nor, to its Knowledge, its subcontractors, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to any Compound or Product that is reasonably expected to have a material adverse effect on the Compound or Products in the Field;

    (o)            neither Zenas nor its Affiliates are conducting Development of any Competing Product;

    (p)            except for the Upstream Licenses, there is no agreement between Zenas or its Affiliates with any Third Party pursuant to which Zenas or its Affiliates has exclusively in-licensed any Zenas Intellectual Property;

    (q)            the terms of this Agreement do not conflict with the terms of the Upstream Licenses (for clarity, after taking into account any written consent or waiver obtained from the Upstream Licensors relating to this Agreement);

    (r)            neither Zenas nor any of its Affiliates has granted, and Zenas will not grant and will cause its Affiliates not to grant, to any Third Party, including any academic organization or agency, rights (including by license, option or otherwise) that would conflict with or otherwise interfere with Licensee’s rights under this Agreement. Zenas and its Affiliates are not a party to any (and Zenas will not, and will cause its Affiliates not to, enter into any) agreements or arrangements with Third Parties relating to Zenas Patent Rights that would (i) reduce or limit the rights granted to Licensee under this Agreement, or (ii) restrict or result in a restriction on Licensee’s ability to Exploit any Compound or Product in accordance with this Agreement;

    (s)            neither Zenas nor any of its Affiliates, nor any of its or their respective officers, employees or agents has (a) committed an act, (b) made a statement or (c) failed to act or make a statement, in any case ((a), (b) or (c)), that (i) would be, or would create, an untrue statement of material fact, failure to disclose a material fact, or fraudulent statement to the FDA or any other Regulatory Authority in the Territory with respect to the Exploitation of any Compound or Product or (ii) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other Regulatory Authority to take similar action under analogous laws or policies in the Territory;

    (t)            Zenas has provided Licensee with a true, complete and correct copy of each Upstream License as set forth in Schedule 2.4, and each Upstream License is in full force and effect;

    (u)            no written notice of default or termination has been received or given by Zenas or its Affiliates under any Upstream License, and to its Knowledge, there is no act or omission by Zenas that would provide a right to terminate any Upstream License;

    (v)            Zenas has made available to Licensee all material Know-How regarding the safety or efficacy of the Compound and the Product (including Regulatory Filings) in its possession and, to Zenas’s Knowledge, all such material Know-How regarding the safety or efficacy of the Compound is true and accurate;

    (w)            Zenas shall remain in compliance in all material respects with each Upstream License and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under any Upstream License in any manner that would materially adversely affect the rights or licenses granted to Licensee hereunder or increases or generates any new payment or other obligation under any Upstream License that would apply to Licensee, without Licensee’s express written consent (not to be unreasonably withheld, conditioned, or delayed);

    (x)            If Zenas receives notification of any alleged breach of any Upstream License that, if an uncured actual breach, would give rise to the right of the relevant Upstream Licensor to terminate the relevant Upstream License, then Zenas will promptly notify Licensee in writing of such alleged breach. If Zenas or its Affiliate is the cause of the breach, then Zenas shall use reasonable efforts to cure such breach during the relevant cure period under the applicable Upstream License; and

    (y)            other than Licensee’s obligation to indemnify, defend and hold harmless Zenas Indemnified Parties pursuant to Section 14.2, Zenas shall be solely responsible for any and all payments payable to the respective Upstream Licensors under each applicable Upstream License.

10.2.2          Covenants of Licensee. Licensee hereby covenants to Zenas that:

    (a)            the Compound or Products Commercialized or Manufactured by, or under authority of, Licensee shall be: (i) packaged, labeled, handled, stored and shipped in accordance with, and shall conform to, the applicable Product specifications (as reflected in the applicable MAA or IND, as applicable); (ii) packaged, labeled, handled, stored and shipped in compliance with all Applicable Laws including GMPs in all material respects; and (iii) Manufactured free of any material that would cause the Products to be adulterated or misbranded within the meaning of Applicable Law;

    (b)            with respect to all Licensee Patent Rights owned or purported to be owned by Licensee, all of Licensee’s employees and independent contractors have executed agreements or have existing obligations under Applicable Laws requiring assignment to Licensee or its Affiliate, as applicable, of all right, title, and interest in and to any inventions made during the course of and as the result of this Agreement;

    (c)            Licensee will not, and will cause its Affiliates not to, enter into any agreements or arrangements with Third Parties relating to Licensee Patent Rights that would, to its Knowledge, (i) reduce or limit the rights granted to Zenas under this Agreement in any material respect, or (ii) restrict or result in a restriction on Zenas’s ability to Exploit any Compound or Product in accordance with this Agreement; and

    (d)            if Licensee or its Affiliate or Sublicensee is the cause of any breach under any Upstream License, then Licensee shall use reasonable efforts to cure such breach during the relevant cure period under the applicable Upstream License.

10.3        Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

10.4        No Inconsistent Agreements. Neither Party has in effect and, after the Effective Date, neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or limit the ability of either Party to grant the licenses granted under this Agreement.

10.5        Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF EACH PARTY EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY COMPOUND OR ANY PRODUCT UNDER THIS AGREEMENT WILL BE SAFE, USEFUL, OR SUCCESSFUL.

11.           Intellectual Property.

11.1        Disclosure.

11.1.1          Licensee Intellectual Property. Licensee shall disclose to Zenas all new Licensee Inventions and Joint Intellectual Property in accordance with Section 11.2.3.

11.1.2          Zenas Intellectual Property. Zenas shall disclose to Licensee all new Zenas Inventions and Joint Intellectual Property in accordance with Section 11.2.3. To the extent any new Zenas Patent Right has been filed or acquired, Zenas shall promptly provide Licensee with a written amendment to Schedule 1.95, describing such additional Patent Rights. Each amended Schedule 1.95 shall become effective and supersede the previous Schedule 1.95 on the date that Licensee receives such amendment.

11.2        Ownership.

11.2.1          Ownership of Technology. As between the Parties: (a) Zenas shall own all interest in and to (i) all Know-How or Patent Rights Invented, generated or conceived solely by or on behalf of a Party or its Affiliates or jointly by the Parties or their Affiliates that constitute an improvement or enhancement of any Zenas Intellectual Property, or are derived from or use the Zenas Intellectual Property or Zenas’s Confidential Information, in each case, that arise out of the activities under this Agreement and that solely and exclusively relate to the Compound or the Products, including their method of use (the “Product Inventions”), and (ii) all other Know-How or Patent Rights Invented, generated or conceived solely by or on behalf of Zenas, its Affiliates, or by Zenas or its Affiliates with a Third Party in relation to this Agreement (together with the Product Inventions, the “Zenas Inventions”); (b) Licensee shall own all interest in and to all Know-How or Patent Rights Invented, generated or conceived solely by or on behalf of Licensee or its Affiliates under this Agreement that is not a Product Invention, including Licensee Know-How and Licensee Patent Rights (“Licensee Inventions”); and (c) the Parties shall jointly own all interest in and to all Joint Intellectual Property. Subject to the license grant to Licensee under Section 2.1.1, both Parties may practice the Joint Intellectual Property jointly owned by the Parties for all purposes on a worldwide basis and to license such Joint Intellectual Property without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. Each Party shall assign and hereby assigns to the other Party all right, title and interest (or, as applicable, a one-half (1/2) undivided interest) it may have in any Know-How or Patent Rights owned by the other Party under this Section 11.2.1, and shall cause its Affiliates and licensees, as applicable, to execute and deliver such additional documents, instruments, conveyances and assurances and take any such further actions as may be reasonably required to ensure that ownership is effectively assigned to and held by the other Party in accordance with this Section 11.2.1. Licensee hereby grants to Zenas a non-exclusive, irrevocable, royalty-free, fully paid-up and sublicensable (through multiple tiers) license under the Licensee Know-How and Licensee Patent Rights to (1) Develop, Manufacture, Commercialize or otherwise Exploit the Compound and Products and Companion Diagnostics in the Field outside the Territory, or (2) Develop (subject to Section 4.4) or Manufacture the Compound and Products and Companion Diagnostics in the Field in the Territory solely to use, have used, sell, have sold, offer for sale, have offered for sale, import and have imported the Compound, Product and Companion Diagnostics in the Field outside the Territory.

11.2.2          Employee Assignment. To the extent permissible under Applicable Laws, each Party shall cause all of its and its Affiliates’ employees and contractors to, and shall use commercially reasonable efforts to procure that the employees and contractors of each of its sublicensees and subcontractors, conducting work on such Party’s behalf under this Agreement sign a contract that (a) compels prompt disclosure to such Party of all Zenas Intellectual Property, Licensee Intellectual Property and Joint Intellectual Property (as applicable) discovered, developed, created, conceived, reduced to practice, or Invented by such employee or contractor during any performance under this Agreement free and clear of all Liens; (b) automatically assigns to such Party all right, title and interest in and to all such Intellectual Property (subject to customary exceptions for improvements to the pre-existing Intellectual Property or platform of the applicable sublicensee or subcontractor solely to the extent such improvements do not relate specifically to any Compound or Product), and requires the employee to execute all documents and take such other actions as may be necessary to effectuate such assignment; (c) obligates such Persons to similar obligations of confidentiality as those set forth in this Agreement; (d) sets out an invention and patent reward and remuneration policy that is legally sufficient under Applicable Laws; and (e) sets forth a waiver of pre-emption rights under any Applicable Laws to the effect that the employee shall confirm that he/she shall not have any right or claim on any Zenas Intellectual Property, Licensee Intellectual Property or Joint Intellectual Property (as applicable) derived from his/her work, except for the reward and remuneration he/she is entitled to under the invention and patent reward and remuneration policy. Each of Zenas and Licensee shall, and shall require each employee and contractor conducting work on its behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for patent purposes to properly reflect all work done for the greater of [***] or the time period required by Applicable Law.

11.2.3          Disclosures; Disputes Regarding Inventions. Each Party shall, before filing a new patent application (including provisionals and continuations-in-part) claiming an invention Invented by such Party in the performance of its obligations or exercise of its rights under this Agreement, promptly disclose such invention to the other Party through the JSC and shall provide the JSC with a copy of the proposed patent application at least [***] before filing such application or such shorter time as may be required to preserve Patent Rights, including the avoidance of a statutory bar or prior publication. If such other Party believes that the first Party’s proposed patent application discloses such other Party’s Confidential Information, such other Party shall so notify the first Party (through the JSC) within such [***] after receipt thereof, and such first Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement. If the JSC is in agreement as to the designation of the invention as a Zenas Invention, Joint Intellectual Property or Licensee Invention, as applicable, they can continue with the prosecution and maintenance of such Patent Rights as set forth in Section 11.3. If the JSC disagrees as to whether an invention is a Zenas Invention, Joint Intellectual Property or Licensee Invention, and are unable to reach agreement within [***] after commencing discussions, then the provisions of Section 15.3 shall apply to such dispute without limiting either Party’s right to continue with filing such application.

11.3        Prosecution and Maintenance of Patent Rights.

11.3.1           Zenas Intellectual Property and Joint Intellectual Property.

    (a)            As between the Parties, but subject to the rights of the Upstream Licensors, Zenas shall have the sole right to, but not the obligation to, draft, file, prosecute and maintain (including the defense of any oppositions, appeals, interferences, reissue proceedings, reexaminations and post-grant and administrative proceedings) (collectively, “Prosecute”) the Zenas Patent Rights and Joint Patent Rights at its own cost and expense outside the Territory.

    (b)            As between the Parties, but subject to the rights of the Upstream Licensors and Applicable Law, [***] shall have the [***] right, but not the obligation to, Prosecute the [***] in the Territory. [***] shall be responsible for all costs and expenses (including outside counsel fees and filing costs) incurred by [***] in connection with such Prosecution activities. [***] shall consult with [***] and keep [***] reasonably informed of the Prosecution of the [***] and [***] in the Territory and shall provide [***] with all material correspondence received from any patent authority in the Territory in connection therewith. [***].

11.3.2          Licensee Intellectual Property. [***].

11.4        Product Trademarks.

11.4.1          Zenas Product Marks. Licensee may use (pursuant to this Section 11.4) the Product specific trademarks Controlled by Zenas in the Territory as Zenas may provide to Licensee in writing from time to time (the “Zenas Product Marks”) and may use the English mark thereof with Japanese phonetic translation below. Zenas hereby grants to Licensee, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under Zenas’s rights to use such Zenas Product Marks in connection with the Commercialization of the Products in the Field in the Territory in compliance with Applicable Laws and this Agreement. Licensee shall comply with Zenas’s brand usage guidelines provided to Licensee in its use of the Zenas Product Marks.

11.4.2          Licensee Product Marks. Licensee may also brand the Products in the Territory using other trademarks, logos, and trade names specific for the Products that differ from the Zenas Product Marks and do not contain the name, corporate trademark or logo of Zenas; provided, however, that (a) prior to such use, Licensee shall submit such trademarks, logos and trade names for Zenas’s prior written approval (not to be unreasonably withheld, delayed or conditioned), and (b) such trademarks, logos and trademarks shall be deemed owned by Licensee (the “Licensee Product Marks”). Licensee shall own all rights in the Licensee Product Marks in the Territory and shall register and maintain the Licensee Product Marks in the Territory that it determines reasonably necessary.

11.4.3          Trademark Usage. Notwithstanding anything to the contrary herein, neither Party shall use any trademark, names, logos or housemark Controlled by the other Party or its Affiliates in connection with any promotional materials or the Products without such Party’s written consent. Without limiting the foregoing, neither Party will take any action that will interfere with or diminish the other Party’s rights in its respective trademarks, names and logos, and if a Party reasonably believes that the use of any trademarks, names and logos by the other Party hereunder is interfering with or diminishing its rights, such Party shall notify the other Party thereof in writing and that Party shall promptly cease use of such trademarks, names or logos in such manner.

11.5        Enforcement of Intellectual Property.

11.5.1          Notice. Each Party shall promptly notify the other Party in writing in the event of any actual, potential or suspected infringement or misappropriation of a [***] in the Territory by a Third Party (an “Infringement”).

11.5.2          Enforcement of Zenas Patent Rights, Licensee Patent Rights, and Joint Patent Rights.

    (a)            [***]

    (b)            Any recoveries resulting from an Infringement Remedy shall be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: [***].

    (c)            [***]

11.5.3          Enforcement of Xencor General Patent Rights. [***].

11.6        Third Party Claims.

11.6.1          Third Party Claims – Course of Action. If the Development, Commercialization or Manufacture of the Compound or a Product under this Agreement is alleged by a Third Party to infringe a Third Party’s Patent Right(s) or misappropriate a Third Party’s trade secret, the Party becoming aware of such allegation shall promptly notify the other Party thereof, in writing, reasonably detailing the claim, and shall attempt to negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such claim with such Third Parties within [***] after the receipt of the notice pursuant to this Section 11.6.1, then the following shall apply.

11.6.2          Third Party Suit. If a Third Party sues Licensee alleging that the Development, Manufacture or Commercialization of any Compound or any Product in the Field in the Territory by Licensee or its Sublicensees infringes or misappropriates said Third Party’s Intellectual Property, then, as between the Parties, [***].

11.7        Third Party Patent Challenge.

11.7.1          Zenas Patent Rights. [***]

11.7.2          Licensee Patent Rights, and Joint Patent Rights. [***]

11.7.3          [***]

11.8        Patent Term Extensions. As between Zenas and Licensee, [***]. Licensee and Zenas shall cooperate in connection with all such activities relating to the Licensee Patent Rights, and if more than one of such Patent Rights is eligible for Patent Term Extension, the Parties shall discuss in good faith a strategy that shall maximize commercial value, and protection afforded under Patent Rights, for each Product. Licensee, its agents and attorneys will give due consideration to all suggestions and comments of Zenas regarding any such activities, but in the event of a disagreement between the Parties with respect to which Licensee Patent Rights to extend, Licensee will have the final decision-making authority.

11.9        Patent Marking. Licensee agrees to mark, and to cause its Affiliates and Sublicensees to mark, all Products (or their containers or labels) in accordance with, and to the extent required by, Applicable Laws in the Territory.

11.10      Publication Strategy. If either Party, or any of their respective Affiliates or sublicensees (each, a “Proposing Party”), proposes the publication, presentation or distribution of any scientific paper or presentation (i) with respect to any Product, or (ii) which otherwise may reasonably contain Know-How or other Intellectual Property of the other Party, then the Licensee (if the Proposing Party is Zenas or its Affiliate or sublicensee) or Zenas (if the Proposing Party is Licensee or its Affiliate or Sublicensee) shall be afforded the opportunity to review and approve such scientific paper or presentation and shall have no less than [***] to complete such review and approval (or such shorter period as may reasonably be required by applicable publication deadlines promptly communicated to the reviewing Party). The Proposing Party shall (a) not unreasonably reject comments furnished by the reviewing Party; (b) comply with the reviewing Party’s request to delete references to its Confidential Information in any such publication or presentation; and (c) delay publication for such reasonable period requested by the reviewing Party to permit the filing of patent applications concerning any Zenas Intellectual Property, Licensee Intellectual Property or Joint Intellectual Property disclosed in material proposed for such publication or presentation. For the avoidance of doubt, in no event will Confidential Information of a Party be published without the written consent of such Party.

11.11      Privileged Communications. In furtherance of this Agreement, it is expected that the Parties shall, from time to time, disclose to one another privileged communications with counsel, including patent prosecution matters, opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential, they will not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Zenas Patent Rights, the Licensee Patent Rights and the Joint Patent Rights.

11.12      Patent Challenge. Unless prohibited by Applicable Law, upon [***] prior written notice to Licensee, Zenas may terminate this Agreement if Licensee or any of its Affiliates or Sublicensees, directly or indirectly, challenges the validity, patentability, enforceability of, files an invalidation action, reissue, reexamination, inter partes reexamination, post-grant review or opposition proceeding, or revocation proceeding or any similar action, or opposes any extension of, or the grant of a supplementary protection certificate with respect to any Zenas Patent Rights (collectively, “Patent Challenge”), and such act shall be deemed a material breach by Licensee for purposes of Section 13.2.1. Notwithstanding the foregoing, Zenas shall not have the right to terminate this Agreement in accordance with this Section 11.12 if (a) Licensee or its Affiliate or Sublicensee is required by legal process to be joined as a party in any Patent Challenge by a Third Party; (b) the Patent Challenge was brought by Licensee or its Affiliates or Sublicensees in response to any claim or action brought in the first instance by, or on behalf of, Zenas against Licensee or its Affiliates or Sublicensees; or (c) if Licensee, the Affiliate, or the Sublicensee withdraws such Patent Challenge within [***] after receipt of notice from Zenas.

12.           Government Approvals.

12.1        Zenas’s and Licensee’s Obligations. Each of Zenas and Licensee shall use its good faith efforts to cooperate with any court or Government Authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, making an application for government antitrust clearance and cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

12.2        Additional Approvals. Licensee and Zenas shall cooperate and shall use commercially reasonable efforts to make all other registrations, filings and applications, to give all notices, to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

13.            Term and Termination.

13.1            Term. This Agreement shall be effective as the Effective Date and shall continue until the expiration, on a country-by-country basis, of all Royalty Terms for all Products relating to the Compound in the Territory, or unless terminated earlier pursuant to this Article 13 (the “Term”). On a Product-by-Product basis, upon the natural expiration (i.e., not pursuant to any termination) of the Royalty Term for such Product in such country in the Territory, the licenses granted to Licensee under this Agreement with respect to such Product in such country in the Territory shall become fully paid-up, perpetual, irrevocable, non-exclusive, and fully sublicensable in multiple tiers.

13.2        General Termination Rights.

13.2.1          Termination for Material Breach. This Agreement may be terminated effective immediately by either Party at any time during the Term if the other Party (or any employee of such other Party) materially breaches this Agreement and such other Party fails to cure, if curable, such material breach to the satisfaction of the non-breaching Party within [***] in the event of non-payment) after receiving written notice of such material breach from the non-breaching Party, which notice shall specify the nature of the breach and demand its cure, if curable. In the event that such material breach is curable but the breaching Party demonstrates that it cannot be reasonably cured within [***].

13.2.2          Termination for Bankruptcy. This Agreement may be terminated by written notice by either Party at any time during the Term if (a) the other Party files in any court or agency, pursuant to any statute or regulation of any state or country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or (b) such other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, (c) such other Party becomes a party to any dissolution or liquidation, or (d) such other Party makes an assignment for the benefit of its creditors.

13.2.3          Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee and Zenas are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

13.3        Termination by Licensee. Licensee shall have the right to terminate this Agreement in its entirety (a) prior to [***] of any Product in the Territory or on a country-by-country basis, at any time upon [***] advance written notice to Zenas, and (b) after [***] of any Product in the Territory or on a country-by-country basis, at any time upon [***] advance written notice to Zenas.

13.4        Termination of Xencor Agreement. This Agreement shall automatically terminate upon written notice by Zenas to Licensee if the Xencor Agreement terminates. In such case, Licensee will have the right, at Licensee’s election, to convert the licenses granted under this Agreement by Zenas to Licensee to a direct license from Xencor to Licensee on the terms and conditions contained in the Xencor Agreement (with Licensee assuming the applicable obligations of Zenas thereunder with respect to the Territory) or such other terms and conditions as may be negotiated by Licensee and Xencor.

13.5        Effects of Termination. If this Agreement is terminated by either Party, then the provisions of this Section 13.5 shall apply upon the effective date of such termination (but, for clarity, shall not apply upon the expiry of this Agreement):

13.5.1          Termination of Certain Licenses. All licenses granted by Zenas to Licensee in accordance with Section 2.1.1 shall automatically terminate upon termination of this Agreement for any reason in accordance with its terms, and Licensee shall cease Developing, Manufacturing and Commercializing the Compound and Products in the Territory.

13.5.2          Transfer of Regulatory Approvals.

    (a)            Transfer. Subject to Section 13.5.2(b), Licensee shall and hereby does, and shall cause its Sublicensees to (i) assign to Zenas or, at the direction of Zenas, its Affiliate or designee (such Affiliate or designee, the “Zenas Transferee”), all rights, title and interests in and to all Regulatory Filings or Regulatory Approvals specifically related to the Compound or the Products in the Field in the Territory, unless such assignment is prohibited by Applicable Laws or Zenas requests that Licensee or Sublicensee continue to hold any such Regulatory Filing or Regulatory Approval for a reasonable transition period following the effective date of termination; and (ii) if requested by Zenas, assist Zenas or the Zenas Transferee in submitting any such Regulatory Filing or applying for any such Regulatory Approval that cannot be transferred. Licensee agrees and covenants that it shall, and shall cause its Sublicensees to, promptly take any and all actions necessary to effectuate the prompt assignment of such Regulatory Filings and Regulatory Approvals, or to enable Zenas or the Zenas Transferee to obtain new Regulatory Filings or Regulatory Approvals, including executing and delivering all documents or instruments, and providing all copies of documents or information, that may be necessary, required or which Zenas or the Zenas Transferee may request. Licensee shall conduct all acts and fulfill all obligations, including cost relating to Licensee’s holding, submitting or applying any Regulatory Filing or Regulatory Approval that cannot be assigned or transferred or at Zenas’s request set forth in Section 13.5.2 through Section 13.5.8, at Zenas’s cost, except that if this Agreement is terminated by Zenas pursuant to Section 11.12 (Patent Challenge) or Section 13.2.1 (Termination for Material Breach) or by Licensee pursuant to Section 13.3 (Termination by Licensee), in which case such action shall be conducted at Licensee’s cost.

    (b)            Regulatory Transition Period. In the event that Licensee or its Sublicensees cannot assign to Zenas or the Zenas Transferee any Regulatory Filings or Regulatory Approvals related to the Compound or the Products in the Field in the Territory pursuant to Applicable Laws, or Zenas reasonably requests that Licensee or its Sublicensee continue to hold any such Regulatory Filings or Regulatory Approvals, then, during any period after the effective date of termination in which Licensee or a Sublicensee holds any Regulatory Filings or Regulatory Approvals related to the Compound or Products in the Field in the Territory (the “Non-Transferred Regulatory Approvals”), Licensee shall take all lawful actions reasonably requested by Zenas with respect to the Non-Transferred Regulatory Approvals and continue to perform its regulatory obligations under the relevant Development Plan then in effect unless Licensee in good faith believes that such action may reasonably be likely to have a material detrimental effect on the health of study subjects. Zenas shall reimburse Licensee for all costs incurred in connection with such actions.

13.5.3          Transition Assistance. Until the effective date of termination, Licensee shall continue to perform its obligations under the relevant Development Plan then in effect and pay all costs allocated for it to pay in accordance with this Agreement, except with respect to activities that Zenas elects to discontinue. Licensee shall reasonably cooperate with Zenas to assure a smooth transition of any clinical trials or other Development activities related to the Compound or the Products in progress on the effective date of termination that Zenas determines to continue in its sole discretion; [***].

13.5.4          Assignment of Third Party Agreements. At Zenas’s sole discretion and direction, Licensee shall assign all of Licensee’s right, title and interest in and to any agreements (or portions thereof) between Licensee and Third Parties that solely relate to the Development, Commercialization or Manufacture of the Compound or the Products, where such assignment is permitted without charge to Licensee or its Affiliates and where Zenas shall assume all future payments due under any agreement assigned pursuant to this subsection.

13.5.5          Transfer of Commercialization Documentation. At Zenas’s sole discretion and direction, Licensee shall, and shall cause its Sublicensees to transfer to Zenas or the Zenas Transferee a copy of all materials being developed, used, or which Licensee intends to or may use in relation to Commercialization of the Compound or the Products in the Territory including all customer lists, promotional or marketing materials, written sales and advertising materials, marketing and commercialization data, detail aids, brochures, hand-outs, reprints, booth panels and any other promotional support items, and medical education materials, which may include educational aids, visit aids, brochures, hand-outs, reprints, booth panels, scientific and research articles, and any other medical education support items; provided that Licensee may redact the foregoing Commercialization documentation for any confidential or proprietary information of Licensee, its Affiliates or Sublicensees that is not related to the Commercialization of the Compound or the Products.

13.5.6          Transfer of Licensee Product Mark. At Zenas’s sole discretion and direction, Licensee shall transfer and assign all rights and interests in any Licensee Product Mark in relation to the Compound or the Products.

13.5.7          Return or Destruction of Confidential Information. Each Party shall return or destroy, at the other Party’s reasonable discretion, the other Party’s Confidential Information in accordance with Section 9.1.5.

13.5.8          Disclosure and Delivery. Upon the termination of this Agreement and upon Zenas providing Licensee with a written notice that Zenas elects to (a) continue the Development and Commercialization of the Compound or the Products in the Field in the Territory and (b) take a license under and with respect to Licensee Patent Rights and Licensee Know-How in connection with the Development, Manufacture or Commercialization of the Compound or the Products, Licensee will promptly transfer to Zenas copies of any physical embodiment of any Licensee Know-How relating to the Compound or the Products, to the extent used by Licensee or its Affiliates in connection with the Development, Manufacture or Commercialization of the Compound or the Products. The foregoing transfer shall be effected by the delivery of material documents, to the extent such Licensee Know-How is embodied in such documents, and to the extent that such Licensee Know-How is not fully embodied in such documents, Licensee shall, upon the reasonable request of Zenas, make its employees and agents who have knowledge of such Licensee Know-How in addition to that embodied in documents available to Zenas for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Zenas to practice such Licensee Know-How, either at Licensee’s facilities or through teleconferences.

13.5.9          Transition Supply.

    (a)            At Zenas’s election and request, Licensee shall [***].

    (b)            If Licensee is, on the effective date of the termination of this Agreement, party to any Third Party agreements with respect to the Manufacturing of the Compound or the Products, then it shall provide Zenas notice and (to the extent permitted to do so) copies thereof. [***].

13.5.10        License Grant by and Payment to Licensee. If (x) the license to Licensee under Section 2.1.1 terminates, and (y) Zenas elects, pursuant to Section 13.5.8, to continue the Development and Commercialization of the Compound or the Products in the Field in the Territory, and (z) Zenas elects (which election shall be in its sole discretion) to receive a license under and with respect to Licensee Patent Rights and Licensee Know-How in connection with the Development, Manufacture or Commercialization of the Compound or the Products, then, effective upon the effective date of such termination, (a) Licensee hereby grants to Zenas (i) an exclusive license under and with respect to the Licensee Patent Rights, and (ii) a non-exclusive license under and with respect to Licensee Know-How, [***]. For clarity, if Zenas elects, pursuant to Section 13.5.8, to continue the Development and Commercialization of the Compound or the Products in the Field in the Territory, but does not elect to receive a license under or with respect to Licensee Patent Rights and Licensee Know-How in connection with the Development, Manufacture or Commercialization of the Compound or the Products, then no such license shall be granted and Zenas shall have no payment obligations to Licensee in respect of the Development, Manufacture or Commercialization of the Compound or the Products in the Territory as contemplated in this Section 13.5.10.

13.5.11        Survival of Certain Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before or at the time of such expiration or termination. The provisions of this Agreement that must, by their nature, survive expiration or termination of this Agreement to give effect to their intent, shall so survive, including Section 2.6 (No Other Rights), Section 4.4.9 (Payments) (with respect to any outstanding payment obligation of a Party with respect to the Shared Development Costs incurred prior to the date of termination or expiration), Section 8.2 (Milestones) through Section 8.12 (Offset Rights) (with respect to any payment obligations accrued prior to effective date of termination or expiration or thereafter in accordance with this Section 13.5), Section 9.1 (Confidentiality) (for the duration specified therein), Section 10.5 (Disclaimer), Section 11.2.1 (Ownership of Technology), Section 11.5 (Enforcement of Intellectual Property) through Section 11.7 (Third Party Patent Challenge) (in each case, with respect to any actions or proceedings described therein to the extent outstanding as of the date of termination or expiration), Section 13.2.3 (Rights in Bankruptcy), this Section 13.5 (Effects of Termination) (in the event of the termination, but not expiration of this Agreement, except that this Section 13.5.11 (Survival of Certain Obligations) should survive the termination and expiration of this Agreement), Section 14.1 (Indemnification by Zenas) through Section 14.3 (Procedure), Section 14.5 (No Consequential Damages), Article 1 (to the extent necessary to interpret other surviving sections), and Article 15 (Miscellaneous). Any expiration or early termination of this Agreement shall be without prejudice to the rights or remedies either Party may have at law or in equity against the other accrued or accruing under this Agreement before termination.

14.           Indemnification and Insurance.

14.1        Indemnification by Zenas. Zenas shall indemnify, defend and hold harmless Licensee, its Affiliates and its Sublicensees, and each of its and their respective employees, officers, directors, agents and assigns (each, a “Licensee Indemnified Party”) from and against any and all losses, damages, liabilities, settlements, penalties, fines and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Licensee Indemnified Party may be required to pay to one or more Third Parties as a result of Third Party claims resulting from or arising out of:

14.1.1          any Zenas representation or warranty set forth herein being untrue in any material respect when made or any breach by Zenas of any of its covenants or obligations hereunder;

14.1.2          the gross negligence or willful misconduct by or of Zenas or its Affiliates or (sub)licensees, or any of its or their respective employees, officers, directors, and agents under this Agreement;

14.1.3          any breach of any Upstream License that is caused by the actions or omissions of Zenas or its Affiliates or licensees (other than Licensee or Licensee’s Affiliates or Sublicensees); or

14.1.4          the Development, Manufacture, or Commercialization of the Compound or Products by Zenas or its Affiliates or sublicensees (including, for clarity, any product liability resulting therefrom) both in the Territory and worldwide.

except in each case, to the extent such Liability is subject to indemnification by Licensee pursuant to Section 14.2.

14.2        Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Zenas and its Affiliates, and each of its and their respective employees, officers, directors, agents and assigns (each, a “Zenas Indemnified Party”) from and against any and all Liabilities that the Zenas Indemnified Party may be required to pay to one or more Third Parties as a result of Third Party claims resulting from or arising out of:

    (a)            any Licensee representation or warranty set forth herein being untrue in any material respect when made or a breach by Licensee of any of its covenants or obligations hereunder;

    (b)            the gross negligence or willful misconduct by or of Licensee, its Affiliates or its Sublicensees, or any of its or their respective employees, officers, directors, and agents under this Agreement;

    (c)            the Development, Manufacture (if applicable) or Commercialization of the Compound or Products by Licensee or its Affiliates or Sublicensees in the Field in the Territory (including, for clarity, any product liability resulting therefrom), and the Manufacture (if applicable) of the Compound or Products by Licensee or its Affiliates or Sublicensees in the Field outside the Territory (including, for clarity, any product liability resulting therefrom); or

    (d)            any breach of any Upstream License that is caused by the actions or omissions of Licensee or its Affiliates or Sublicensees.

except in each case, to the extent such Liability is subject to indemnification by Zenas pursuant to Section 14.1.

14.3         Procedure. Each Party shall notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder or for which Liability is shared pursuant to this Article 14. In case any proceeding (including any governmental investigation) shall be instituted involving either Party in respect of which indemnity may be sought pursuant to this Article 14, such Party (the “Indemnified Party”) shall promptly notify in writing the Party obligated to indemnify such Party pursuant to Section 14.1 or Section 14.2 (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding, provided that any delay in providing such notification shall only limit the Indemnifying Party’s obligation to the extent of the actual prejudice caused to the Indemnifying Party by such delay. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. If the Indemnifying Party assumes the defense of the Liability, it shall keep the Indemnified Party advised of the status of such Liability and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses incurred pursuant to Section 14.1 or Section 14.2 shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding unless effected with its written consent, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding. If the Parties cannot agree as to the application of Section 14.1 or Section 14.2 to any particular claim, the Parties may conduct separate defenses of such claim and reserve the right to claim indemnity from the other Party in accordance with Section 14.1 or Section 14.2 above in accordance with Section 15.3 upon resolution of the underlying claim.

14.4        Insurance. Licensee shall procure and maintain insurance, including clinical trial insurance and product liability insurance, adequate to cover is obligations with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times; provided, any such clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product, in no event be less than [***]. Licensee shall provide Zenas with evidence of such insurance upon request and shall provide Zenas with written notice at least [***] prior to Licensee’s decision or receipt of notice from the insurance company, as applicable, with respect to the cancellation, non-renewal or material decrease in the coverage level of such insurance. It is understood that such insurance shall not be construed to create a limit of Licensee’s liability.

14.5        No Consequential Damages. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR LOST REVENUES OR LOST PROFITS (WHETHER DIRECT OR INDIRECT) UNDER THIS AGREEMENT REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) A PARTY’S BREACH OF SECTION 9.1, (C) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 14, (D) ZENAS’S BREACH OF SECTION 10.2.1(t) OR SECTION 10.2.1(x), OR (E) LICENSEE’S BREACH OF SECTION 10.2.2(d).

15.           Miscellaneous.

15.1        Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that (a) each Party shall have the right, without such consent, on written notice to the other Parties, to assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to (i) any of its Affiliates or (ii) a successor of all or substantially all of the business of such Party or of the portion of such business to which this Agreement relates, whether by way of merger, sale of stock, sale of assets or other transaction (or series of transactions); and (b) either Party shall have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates. Notwithstanding the foregoing, each Party shall remain responsible for any failure to perform on the part of any such Affiliates. Any attempted assignment or delegation in violation of this Section 15.1 shall be void. Any permitted transferee or assignee of this Agreement shall assume and be bound by the obligations of its transferor or assignor under this Agreement, and shall, in a writing delivered to the other Party, expressly assume the performance of such rights or obligations. This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

15.2        Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such state excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that any matters relating to the construction or effect of any Patent Right will be governed by the patent laws of the relevant jurisdiction in which such Patent Right is granted.

15.3        Dispute Resolution.

15.3.1          Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof (a “Dispute”), will be referred to the [***] of the Parties for resolution. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute within [***] after the initial written request, then, upon the written demand of either Party, the Dispute shall be subject to arbitration, as provided below.

15.3.2          If the Parties are unable to resolve such Dispute through the negotiations described in Section 15.3.1, then, except in the case of a Dispute that concerns (a) the validity or infringement of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be settled by arbitration, with limited discovery, administered under the [***] in force when the notice of arbitration is submitted in accordance with these rules. The arbitration proceedings shall be conducted in English, in New York, New York, and applicable arbitration association shall use the laws of the State of New York as the governing law for this Agreement and the Parties’ obligations hereunder in accordance with Section 15.2.

15.3.3          The number of arbitrators shall be [***]. The arbitrators (the “Arbitral Tribunal”) shall be appointed as follows: (a) the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select [***] and (b) the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select [***]. The Claimant shall nominate its arbitrator at the time of filing the notice of arbitration. The Respondent shall nominate its arbitrator within [***] after receiving the notice of arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list; provided that all arbitrators shall be and remain independent from the Parties, and be conflicts-free and neutral experienced arbitrators. Within [***] from the appointment of the [***]. If the [***] or the administrative rules are in conflict with the provisions of this Section 15.3.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 15.3.3 shall prevail.

15.3.4          Within [***] after the arbitrators are selected, the Parties will each submit to the arbitrators, and to one another, a written statement of their respective positions regarding the alleged Dispute. The Parties will also provide the arbitrators a copy of this Agreement, as may be amended at such time. Each party will have [***] from receipt of the other Party’s submission to provide to the arbitrator a written response thereto. Neither Party may have any communication (either written or oral) with the arbitrators other than for the sole purpose of engaging the arbitrator at the outset or as expressly permitted in this Section 15.3; provided that the arbitrator will have the right to meet with the Parties, either alone or together, as necessary in the arbitrator’s opinion to make a determination. Based on the materials submitted, the arbitrators will determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take). The Parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within [***] of the Dispute being referred for arbitration.

15.3.5          Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that in making their award, the Arbitral Tribunal shall have the authority to award attorney’s fees and other costs and expenses of the arbitration as they deem just and appropriate under the circumstances; provided that Arbitral Tribunal shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages and the arbitrator(s) shall have no authority to grant any award or remedy other than such awards or remedies that are available under the Applicable Law. The award of the Arbitral Tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award. The Parties shall cooperate and use their respective commercially reasonable efforts to take all actions reasonably required to facilitate the prompt enforcement of any arbitral award made by the Arbitral Tribunal.

15.3.6           The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a Third Party without the written consent of the Parties. Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with a dispute or if the Party is obliged to so disclose pursuant to Applicable Laws.

15.3.7           The Parties agree that nothing contained in this Agreement will deny either Party the right to seek injunctive or other equitable relief (in addition to whatever remedies it might have at law) from a court or Government Authority of competent jurisdiction applying the laws of that court or Government Authority in the context of the other Party’s breach or threat of breach of any of its obligations related to the first Party’s Confidential Information or Intellectual Property. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

15.3.8           In case this Agreement or any part of it is assigned or transferred to a Third Party, such Third Party shall automatically be bound by the provisions of this arbitration clause.

15.3.9           By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

15.4        Force Majeure. Neither Zenas nor Licensee shall be liable for delay in delivery or nonperformance in whole or in part, nor shall Zenas or Licensee have the right to terminate this Agreement except as otherwise specifically provided in this Section 15.4, where such delivery or performance has been affected by a condition beyond the reasonable control of Zenas or Licensee, as applicable, including prohibition or restriction imposed by Applicable Laws (a “Force Majeure Event”), provided that the Party affected by a Force Majeure Event (the “Force Majeure Party”) shall, within [***] after its occurrence, give notice to Zenas (if the Force Majeure Party is Licensee) or Licensee (if the Force Majeure Party is Zenas) stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall use its reasonable efforts to remedy its inability to perform; provided, however, that if the suspension of performance continues for [***] after the date of the occurrence of the Force Majeure Event, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure Event, then the non-breaching Party shall have the right to terminate this Agreement.

15.5         Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such Party thereafter from enforcing any or all provisions and exercising any or all other rights and remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The exercise of any right or remedy does not constitute an election or prevent the exercise of any or all rights or remedies, all rights and remedies being cumulative.

15.6         Notices.

15.6.1           Notice Requirements. All notices and other communications required or permitted hereunder shall be in writing and may be delivered personally, sent by overnight delivery service, mailed by registered or certified mail, or postage prepaid to the addresses for each Party set forth below, with a courtesy copy sent by email, which will not constitute notice. Each such notice or other communication shall be treated as effective or having been given (i) when delivered, if delivered personally; (ii) on the next Business Day, if sent by overnight delivery; (iii) forty-eight (48) hours after mailing, if mailed by registered or certified mail; or (iv) if emailed, upon confirmation of receipt. A Party may change its notice address at any time by delivery of written notice of such change to the other Party. This Section 15.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.6.2          Addresses for Notice.

Licensee:	Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, NJ 08543-4000
Attention: [***]

With copies to (which shall not constitute notice):

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: [***]
Email: [***]

and

Arnold & Porter LLP 250 W 55th St New York, NY 10019 Attention: [***] Email: [***]

Zenas:	Zenas BioPharma, Inc.
1000 Winter St.
North Building, Suite 1200
Waltham, MA 02451
Attention: [***]
Email: [***]

With copies to (which shall not constitute notice):

Sidley Austin LLP
2850 Quarry Lake Drive, Suite 280
Baltimore, MD 21209
Attention: [***]
Email: [***]

15.7        Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof. Each Party confirms that it is not relying on any representations or warranties of the other Party, except as specifically set forth herein. No amendment or modification hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.8        Schedules. All Schedules referred to in this Agreement are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement, provided that, in the event of any conflict or any inconsistency between any term or condition of this Agreement and any term or condition of any Schedule or other attachment hereto (including the relevant Development Plan, but excluding the Upstream Licenses), the terms and conditions of this Agreement shall control.

15.9        No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons except as otherwise expressly provided in this Agreement.

15.10      Severability. If any provision hereof should be invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by Applicable Law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties shall use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with Applicable Laws and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

15.11      Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Each Party shall respond, as promptly as practicable, to the other Party’s requests for information in the Control of such Party to the extent that the requesting Party reasonably requires such information to comply with Applicable Laws or to perform its obligations under this Agreement.

15.12      Publicity. Subject to Section 9.1.6, neither Party shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining the prior written consent of the other Party; provided that a disclosure shall be permitted without the other Party’s consent to the extent that it does not contain information beyond that included in a prior disclosure approved in writing by both Parties.

15.13      Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties hereto or, as granting to either Party the authority to bind or contract any obligation in the name of or on the account of the other Party, or to make any statements, representations, guarantees or warranties on behalf of the other Party. All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

15.14      Affiliates. Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions relate, or are intended to relate to such Affiliates, as if such Affiliates were expressly named as joint obligors hereunder. Without limiting the generality of the foregoing or Section 15.1, if any obligations of a Party hereunder are delegated to or performed by any of such Party’s Affiliate as permitted under Section 15.1, such obligations will be deemed satisfied upon performance by such Affiliate. Each Party hereby expressly waives any requirement that the other Party exhausts any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

15.15      Expenses. Each of the Parties shall pay the fees and expenses of its respective counsel and other experts and all other expenses, except as otherwise expressly set forth herein, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

15.16      Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by e-mail transmission shall be as effective as an original executed signature page. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused its duly authorized representative to execute this Agreement on the Effective Date.

Zenas:

Zenas BioPharma, Inc.

	By:	/s/ Joseph Farmer
	Name:	Joseph Farmer
	Title:	President and Chief Operating Officer

Licensee:

Bristol-Myers Squibb Company

	By:	[***]
	Name:	[***]
	Title:	[***]

Schedules

Schedule 1.21	Obexelimab
Schedule 1.81	Specified Joint Patent Rights Biomarkers
Schedule 1.95	Zenas Patent Rights
Schedule 2.4	Upstream Licenses
Schedule 4.4.2(g)	Joint Development Plan and Budget [***]

Schedule 1.21

Obexelimab

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth Obexelimab has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.21 - 1

Schedule 1.81

Specified Joint Patent Rights Biomarkers

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Specified Joint Patent Rights Biomarkers has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.81 - 1

Schedule 1.95

Zenas Patent Rights

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Zenas Patent Rights has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.95 - 1

Schedule 2.4.1

Upstream Licenses

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Upstream Licenses has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 2.4.1 - 1

Schedule 4.4.2(g)

Joint Development Plan and Budget for the [***]

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the Joint Development Plan and Budget for the [***] has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 4.4.2(g) - 1